   As filed with the Securities and Exchange Commission on September __, 2003

                                                           Registration No. 333-
================================================================================
                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                            ------------------------

                                    FORM SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                            ------------------------


                        PACIFICHEALTH LABORATORIES, INC.
                 (Name of Small Business Issuer in Its Charter)

           Delaware                                          2833                                     22-3367588
(State or Other Jurisdiction of                (Primary Standard Industrial                       (I.R.S. Employer
Incorporation or Organization)                  Classification Code Number)                      Identification No.)

                            ------------------------

                                100 Matawan Road
                                    Suite 420
                         Matawan, New Jersey 07747-3913
                          Telephone No.: (732) 739-2900
          (Address and Telephone Number of Principal Executive Offices)

                            ------------------------

                              Robert Portman, Ph.D
          President, Chief Executive Officer and Chairman of the Board
                        PacificHealth Laboratories, Inc.
                                100 Matawan Road
                                    Suite 420
                         Matawan, New Jersey 07747-3913
                          Telephone No.: (732) 739-2900
            (Name, Address and Telephone Number of Agent for Service)

                            ------------------------

                                    Copy to:
                             Gary A. Miller, Esquire
                      Eckert Seamans Cherin & Mellott, LLC
                         1515 Market Street -- 9th Floor
                             Philadelphia, PA 19102
                                 (215) 851-8472

                            ------------------------


          Approximate date of commencement of proposed sale to public:
     From time to time after this registration statement becomes effective.


                            ------------------------


If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: [X]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                            ------------------------


                         CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------------------------------------------------
                                                                  Proposed maximum         Proposed maximum
       Title of each class of             Number of shares         offering price             aggregate               Amount of
     securities to be registered        to be registered(1)          per unit(2)          offering price(2)     registration fee(2)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $0.0025 per
  share                                      4,999,772                  $0.85                 $4,249,806                $344
------------------------------------------------------------------------------------------------------------------------------------

(1) The amount to be registered hereunder consists of an aggregate of 4,999,772 shares of common stock to be sold by the selling shareholders named in this registration statement. Of the 4,999,772 shares of common stock, 3,208,556 are currently outstanding and beneficially owned by the selling shareholders and 1,791,216 shares are issuable upon the exercise of warrants held by the selling shareholders.

(2) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, based upon the last sale of the registrant's common stock on September 23, 2003, as reported by the Over-the-Counter Bulletin Board.

                            ------------------------


     The registrant hereby amends this Registration Statement on such dates or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission acting pursuant to said Section 8(a), may determine.

                 Subject to Completion, dated September __, 2003

The information in this prospectus is not complete and may be changed. We may not sell securities until the Securities and Exchange Commission declares our registration statement effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

                        PacificHealth Laboratories, Inc.

                                4,999,772 Shares

                                  Common Stock

                            ------------------------


     Selling shareholders of PacificHealth Laboratories, Inc. are offering 4,999,772 shares of our common stock. PacificHealth will not receive any proceeds from the sale of shares offered by the selling shareholders.

     The shares of common stock offered will be sold as described under the heading "Plan of Distribution," beginning on page 13.

     Our common stock is quoted on the Over-the-Counter Bulletin Board under the symbol "PHLI." On September 23, 2003, the last reported sale price of our common stock on the OTC Bulletin Board was $.85 per share.


                            ------------------------


     The common stock offered involves a high degree of risk. We refer you to "Risk Factors," beginning on page 5.

                            ------------------------


     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


                            ------------------------


                  The date of this prospectus is     , 2003

                                TABLE OF CONTENTS

                                                                          Page
                                                                         ------



SUMMARY ...................................................................  1

RISK FACTORS ..............................................................  5

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS ................ 11

USE OF PROCEEDS ........................................................... 12

DIVIDEND POLICY ........................................................... 12

SELLING SHAREHOLDERS ...................................................... 12

PLAN OF DISTRIBUTION ...................................................... 14

PRICE RANGE OF COMMON STOCK ............................................... 15

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS ..................................................... 16

CHANGE IN CERTIFYING ACCOUNTANTS .......................................... 19

BUSINESS .................................................................. 20

MANAGEMENT ................................................................ 26

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS ............................ 29

SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT ............... 30

DESCRIPTION OF CAPITAL STOCK .............................................. 31

LEGAL MATTERS ............................................................. 34

EXPERTS ................................................................... 34

WHERE YOU CAN FIND MORE INFORMATION ....................................... 34

INDEX TO FINANCIAL STATEMENTS .............................................F-1

                            ------------------------

     In this prospectus, references to "PacificHealth," the or our "company," "we," "our" or "us," unless the context otherwise requires, refer to PacificHealth Laboratories, Inc.

                            ------------------------

You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with different information. This prospectus may only be used where it is legal to sell these securities. The information in this prospectus is accurate as of the date on the front cover. You should not assume that the information contained in this prospectus is accurate as of any other date.

                                     SUMMARY

     The items in the following summary are described in more detail later in this prospectus. This summary provides an overview of selected information and does not contain all the information you should consider. Therefore, you should also read the more detailed information contained in this prospectus, including the financial statements.

                               About This Offering

     We are registering shares of our common stock for resale by the selling shareholders. The shares include shares that are presently outstanding and shares that are issuable upon the exercise of warrants. The selling shareholders purchased the shares and warrants in a private placement or received them as compensation.

     The selling shareholders and the specific number of shares that they each may resell through this prospectus are listed beginning on page 12. The shares offered for resale by this prospectus include the following:

     o 3,208,556 shares that are presently outstanding and owned by the selling shareholders; and

     o 1,791,216 shares that may be acquired by the selling shareholders upon the exercise of warrants.

     This prospectus may only be used where it is legal to offer and sell the shares covered by this prospectus. We have not taken any action to register or obtain permission for this offering or the distribution of this prospectus in any country other than the United States.

     The number of shares outstanding before and after this offering are set forth below:

     o Common stock outstanding before the offering ........ 9,324,259 shares

     o Common stock to be outstanding after the offering....11,115,475 shares

     The number set forth above for the shares of our common stock outstanding before this offering is the number of shares outstanding on September 26, 2003. The number of shares of common stock outstanding after this offering is based on the number of shares outstanding before the offering plus 1,791,216 shares that are issuable to the selling shareholders upon the exercise of warrants purchased in the private placement.

                                About Our Company

     We are a nutrition technology company that researches, develops and commercializes unique and proprietary nutritional products. Our current revenues are substantially derived from nutritional products for sports performance, although we are in the research and development stage with various products in the weight loss and Type 2 diabetes segments and have received revenues from weight loss products in prior years. Our products can be marketed without prior Food and Drug Administration approval under current regulatory guidelines.

Sports Performance

     Our sports performance products are targeted to serious athletes who engage in competitive athletics or whose exercise regimen is comparable to that of a competitive athlete. Through our new ready-to-drink sports drink, we intend to expand the target market for our products to the casual athlete and mass market.

     Our sports performance products are based on the benefits of protein in conjunction with carbohydrates to improve muscle energy restoration during exercise and muscle recovery after exercise. Our current products include our sports drinks, ENDUROX R4(R), ACCELERADE(R) and ACCELERADE RTD(R), and dietary supplements, ENDUROX(R) and ENDUROX EXCEL(R) caplets.

     We launched our patented ENDUROX R4(R) carbohydrate/protein recovery drink in 1999. ENDUROX R4(R) is a powdered drink targeted to serious and professional athletes as a recovery drink taken post-exercise. The technology is based on a 4 to 1 ratio of carbohydrates to protein to speed the movement of carbohydrate from the blood into muscles during exercise. Studies funded by us demonstrated that when tested against the nation's leading sports drink, ENDUROX R4(R):

     o delivered equal hydration effectiveness while enhancing performance and extending endurance;
     o decreased post-exercise muscle stress;

     o reduced free radical build-up; and
     o increased insulin levels.

     Based on market acceptance of ENDUROX R4(R) and targeting the need for a sports drink for use during exercise, we introduced our powdered version of ACCELERADE(R) in 2001. ACCELERADE(R), like ENDUROX R4(R), is targeted to athletes looking to increase endurance and strength while exercising. Research studies funded by us and performed at the University of Texas showed that ACCELERADE(R) increases endurance performance during exercise compared to conventional sports drinks containing the same amount of carbohydrates. ACCELERADE(R) incorporates the patented ENDUROX R4(R) technology.

     In order to increase the market potential for ACCELERADE(R), we developed a ready-to-drink version of ACCELERADE(R). In November 2002, we entered into a strategic alliance with Cargill, Incorporated to help develop and launch ACCELERADE(R) ready-to-drink. An important ingredient in our formulation is Cargill's new Trehalose branded ingredient, ASCENDTM. Cargill has agreed to provide distribution and manufacturing resources to us for the test-marketing launch. We believe our formulation, which has undergone considerable consumer taste tests, overcomes the inherent taste problems of protein-based drinks. In March 2003, we launched a test market for the ready-to-drink form of ACCELERADE(R) in 7-Eleven stores in San Diego and Colorado Springs with Cargill's support. Three weeks into the test, we discovered a discoloration of the product under certain conditions. We immediately and unilaterally suspended the test market and retrieved the product. In May 2003, we slightly modified the formulation and switched to a hot-fill bottling process, which we believe will resolve the color quality issue. As of June 2, 2003, we re-initiated the test market in 7-Eleven stores in Colorado Springs with television, radio, newspaper, and billboard advertising. Following a successful test market, we would anticipate a regional product launch in 2004.

     Our initial product launched in 1996 is ENDUROX, a dietary supplement in caplet form. Studies funded by us demonstrated that ENDUROX is effective in improving exercise performance. In 1997, we introduced ENDUROX EXCEL, an enhanced version of the original ENDUROX.

Weight Loss

     In the weight loss area, we have focused our research and development efforts on nutritional compositions that stimulate the body's major peptide, cholecystokinin or CCK, responsible for satiety, or feeling of fullness. In 2000, we introduced our first weight loss product, SATIETROL(R), a natural appetite control product. Clinical studies funded and performed by us demonstrated that SATIETROL, a pre-meal beverage, can reduce hunger. We introduced SATIETROL COMPLETE(R) in 2001, a 220-calorie meal-replacement product that incorporates the patented SATIETROL technology. The patent for SATIETROL covers uses for Type 2 diabetes, as well as conjunctive use with other products for treatment of bulimia.

     We signed an exclusive worldwide Licensing Agreement with GlaxoSmithKline in 2001 for the SATIETROL technology. At that point, we stopped marketing SATIETROL as it had been licensed to GlaxoSmithKline. In 2002, GlaxoSmithKline decided not to move forward with SATIETROL and therefore we reacquired all rights to the technology in accordance with our agreement with GlaxoSmithKline. Subsequently, in 2002, we wrote off $1.3 million of SATIETROL inventory. Since reacquiring SATIETROL from GlaxoSmithKline, we have initiated efforts to make SATIETROL more consumer-friendly, including developing a pill formulation. In fact, we have conducted additional studies that demonstrated that a modified formulation of SATIETROL increased effectiveness in reducing caloric intake.

     Revenues for our weight loss products were $1.6 million in 2000, $1.3 million in 2001, $0.1 million in 2002 and no material revenue in the first six months of 2003.

Type 2 Diabetes

     Our research for Type 2 diabetes is focused in the development of nutritional products that can help diabetics lose weight by controlling appetite while improving glucose regulation. Type 2 diabetes has become the fastest growing chronic condition in the U.S. and obesity and poor glucose regulation appear to be the primary characteristics of Type 2 diabetes. We expect to initiate studies on products for use by Type 2 diabetics in the future.

     Through the first six months of 2003, no material revenues have resulted in the Type 2 diabetes segment.

Recent Developments

     As of August 20, 2003, our common stock was delisted by the Nasdaq Stock Market, Inc. because we failed to meet its minimum stockholders' equity requirement of $2,500,000.

     In August and September 2003, we issued in a private placement an aggregate of 3,208,556 shares of common stock, together with warrants exercisable for an aggregate of 1,604,278 shares of common stock. The shares and warrants were issued in units of two shares and one warrant. Each warrant is exercisable for one share of common stock. Investors paid $.935 for each unit, which price represented a 15% discount from the market price of two shares, calculated over a ten day period as of the initial closing. We received net cash proceeds after broker and finder's fees of approximately $1,345,000 from the private placement. These proceeds were used for working capital and general corporate purposes.

     Our company was incorporated under the laws of the State of Delaware in April 1995. Our principal executive offices are located at 100 Matawan Road, Suite 420, Matawan, New Jersey 07747, and our telephone number is (732) 739-2900. Our web site is located at www.pacifichealthlabs.com. Our web site and the information contained on that site, or connected to that site, are not incorporated into and do not constitute part of this prospectus.

                             Summary Financial Data

     The summary statement of operations data shown below for the years ended December 31, 2000, 2001 and 2002 and the balance sheet data as of December 31, 2001 and 2002 are derived from our audited financial statements included elsewhere in this prospectus. The summary statement of operations data for the six months ended June 30, 2002 and 2003 and the balance sheet data as of June 30, 2003 has been derived from our unaudited financial statements included elsewhere in this prospectus, which, in the opinion of management, include all adjustments, consisting solely of normal recurring adjustments, necessary for a fair presentation of the financial information shown in these statements. The results for the six months ended June 30, 2002 and 2003 are not necessarily indicative of the results to be expected for the full year or for any future period. When you read this summary financial data, it is important that you also read the historical financial statements and related notes included in this prospectus, as well as "Management's Discussion and Analysis of Financial Condition and Results of Operations." Historical results are not necessarily indicative of future results.

                                                                                            Six Months    Six Months
                                                                                              Ended         Ended
                                                     Fiscal Years Ended December 31,         June 30,      June 30,
Consolidated Statement of Operations                2000          2001          2002(1)        2002          2003
                                                    ----          ----          -------        ----          ----
                                                                                           (Unaudited)   (Unaudited)
Revenue:
   Product Sales...........................     $  3,841,387  $   4,895,527  $   5,120,353  $ 2,975,026  $  2,918,831
   Licensing Revenue.......................                -      1,250,000              -            -             -
                                                ------------  -------------  -------------  -----------  ------------
      Total Revenue........................        3,841,387      6,145,527      5,120,353    2,975,026     2,918,831

Gross Profit...............................        2,074,318      3,554,680      1,355,260    1,604,102     1,461,338

Selling, General and Administrative Expenses       3,063,210      3,108,914      3,772,557    1,842,317     2,026,922
Research and Development Expenses..........          222,728        106,085        165,514       18,574        27,472
                                                ------------  -------------  -------------  -----------  ------------
Operating Income (Loss)....................       (1,211,620)       339,681     (2,582,811)

Net Interest Income (Expense)..............           47,977        (54,055)        12,359       (8,299)       (8,480)
                                                ------------  -------------  -------------  -----------  ------------
Income (Loss) before Income Taxes..........       (1,163,643)       285,626     (2,570,452)    (295,850)     (727,076)

Income Taxes...............................         (206,078)             -              -            -             -
                                                ------------  -------------  -------------  -----------  ------------
Net Income (Loss)..........................        ($957,565) $     285,626    ($2,570,452)    (295,850)     (727,076)
                                                ============  =============  =============  ===========  ============
NET INCOME (LOSS) PER SHARE - BASIC AND
DILUTED....................................     $      (0.21) $        0.05  $       (0.42) $     (0.05) $      (0.12)
                                                ============  =============  =============  ===========  ============
WEIGHTED AVERAGE COMMON AND COMMON EQUIVALENT
SHARES - BASIC AND DILUTED.................        4,592,517      5,467,742      6,081,753    6,050,313     6,115,438

-------------
(1) Includes the cost of a $1.3 million write-off to cost of goods of SATIETROL inventory in fiscal 2002.

                                                            As of December 31,                 As of June 30,
Selected Balance Sheet Data                       2000             2001             2002            2003
                                                  ----             ----             ----            ----
                                                                                                 (Unaudited)

Cash and Cash Equivalents.................     $   170,491      $ 1,848,847      $   628,436      $   210,616
Accounts Receivable, Net..................         441,396          192,628          335,219          768,698
Other Current Assets......................       1,815,159        2,799,351        1,680,649        1,480,738
Long-Term Assets..........................         128,034          171,031           70,826           76,534

Current Liabilities.......................         783,118          336,554          444,596          984,157
Shareholders' Equity......................       1,771,962        4,675,303        2,270,534        1,552,069

                                  RISK FACTORS

     This offering involves a high degree of risk. You should carefully consider the risks and uncertainties described below in addition to the other information contained in this prospectus, including the section entitled "Cautionary Statement Concerning Forward-Looking Statements" before deciding whether to invest in shares of our common stock. If any of the following risks actually occur, our business, financial condition or operating results could be harmed. In that case, the trading price of our common stock could decline, and you may lose part or all of your investment. These risks and uncertainties described below are not the only ones facing PacificHealth. Additional risks and uncertainties not currently known to us or that we currently deem immaterial may also impair our business operations and adversely affect the market price of our common stock.

                          Risks Relating to Our Company

Our revenues and results of operations for the second quarter of 2003 did not meet our expectations and we have a history of operating deficits and anticipate a net loss in fiscal year 2003.

     Our revenues for the fiscal quarter ending June 30, 2003 did not meet our original expectations. In addition, we will have a net loss for the quarter versus a small profit as originally anticipated. This will continue our history of operating deficits. The second quarter is historically our best seasonal quarter.

     Through the end of calendar year 2000, and again in 2002 and 2003 to date, we were not able to sustain our operations from revenues provided by operations, and were required to rely on the proceeds of our 1997 initial public offering and subsequent private placements of securities. At December 31, 2002, we had an accumulated deficit of approximately $11,600,000. Based on our internal projections, we anticipate a loss for the fiscal year ending December 31, 2003. We cannot assure investors that we will be profitable in the future.

We may need additional capital, which may not be available to us.

     We may require funds in excess of our existing cash resources to fund operating deficits, develop new products, establish and expand our manufacturing capabilities, and finance general and administrative and research activities. In particular, we may need additional capital to:

     o fund marketing expenses and inventory for a full commercial launch of ACCELERADE RTD(R);
     o increase distribution of our other sports performance products;
     o complete research and development of, and potentially launch, our new version of our weight loss products; and
     o fund general working capital requirements if we continue to experience deficits.

     Due to market conditions at the time we may need additional funding, or due to our own financial condition at that time, it is possible that we will be unable to obtain additional funding as and when we need it. If we are able to obtain capital it may be on unfavorable terms or terms which excessively dilute existing shareholders or otherwise negatively affect the interests of existing shareholders. If we were unable to obtain additional funding as and when needed, we could be forced to delay our development, marketing and expansion efforts and, if we continue to experience losses, potentially cease operations.

We have had delays in the test market of our ready-to-drink version of ACCELERADE(R), and do not yet know whether the test market will be ultimately successful.

     In March 2003, we launched a test market of the ready-to-drink form of ACCELERADE(R) in 7-Eleven stores in San Diego and Colorado Springs. Three weeks into the test we discovered a discoloration of the product under certain conditions. Upon suspension of the test market and retrieval of the product, in May 2003, we slightly modified the formulation and switched to a hot-fill bottling process, which we believe will resolve the color quality issue. The requirement to suspend and restart the test market required us to expend greater resources for production, distribution and marketing than we expected. Our prospects for revenue growth will be materially diminished if this problem recurs and causes us to terminate the test market, or if the test market for our ready-to-drink ACCELERADE(R) product is unsuccessful for any reason.

We have no prior experience in marketing a ready-to-drink product.

     Even if we successfully complete our test of the ready-to drink ACCELERADE(R), we cannot be sure we will ever successfully market the product. We have never before manufactured, marketed or distributed a ready-to-drink product. Our ready-to-drink products will require marketing and manufacturing resources and involve distribution channels different in type and scope than those we have dealt with in the past. In addition, we will be required to compete against large, established brands with significant funding and experience in marketing consumer products in the mass market. A commercial launch of the ready to drink product will require resources far greater than are available to us, and will likely require us enter into arrangements with one or more partners to distribute and fund the marketing and manufacturing of the product. Such a partner is likely to have significant bargaining power, and would be expected to receive a substantial share of our revenues from this product. We cannot be sure we will be able to find such a partner, or otherwise fund the launch of this product. If we cannot launch our ready to drink product, our prospects for growth will be diminished.

Our accounts receivable credit facility is secured by substantially all of our assets.

     On June 1, 2003, we entered into an accounts receivable purchase agreement under which we may sell our accounts receivable at a percentage of their face value, subject to a reserve of 20% of the outstanding purchased receivables. If the receivables are not paid within a specified period of time, we must repurchase them for the full face value. We are able to obtain a maximum of $750,000 of financing under this agreement. Although substantially all of our assets are pledged as collateral for the funds advanced to us, we receive no credit for our inventory or other assets. We are unlikely to obtain any other commercial debt financing while this agreement is in place. Our inability to meet our obligations to repurchase defaulted accounts, or to perform any other substantial obligation under this agreement, could cause the lender to foreclose on substantially all of our assets, which would render our company unable to operate.

We are dependent on a few significant customers and may be adversely affected if those customers discontinue their relationships with us.

     Our largest customer, General Nutrition Centers, accounted for approximately 44% of net sales in 2000, 37% of net sales in 2001, 30% of net sales in 2002, and 22% of net sales in the first six months of 2003. Another customer, Performance, Inc., accounted for approximately 12% of sales in 2001, 23% of net sales in 2002, and 23% of net sales in the first six months of 2003. The loss of General Nutrition Centers or Performance, Inc. as customers, the loss of a significant number of other major customers, or a significant reduction in purchase volume by or financial difficulty of such customers could significantly reduce our revenues. We have no agreement with or commitment from any customer to make future purchases. Because we have no agreements with General Nutrition Centers or Performance, Inc., we cannot be certain that General Nutrition Centers or Performance, Inc. will continue as a major customer. In addition, a significant change in the financial or competitive position of our major customers could affect us. During the fourth quarter of 2001, General Nutrition Centers discontinued the sale of SATIETROL in its corporate stores. Although we did not receive any official communication from General Nutrition Centers, we believe that the product was discontinued because it did not meet General Nutrition Center's target sales projections. In the year ended December 31, 2000, SATIETROL accounted for 43% of our sales to General Nutrition Centers and, in 2001, after considering returns, SATIETROL accounted for 26% of our sales to General Nutrition Centers.

We face substantial competition.

     The dietary and nutritional supplement industry is highly competitive. It is relatively easy for new companies to enter the industry due to the availability of numerous contract manufacturers, a ready availability of natural ingredients and a relatively relaxed regulatory environment. Numerous companies compete with us in the development, manufacture and marketing of supplements as their sole or principal business. Generally, these companies are well funded and sophisticated in their marketing approaches.

     Depending on the product category, our competition varies. The sports drink market in which ENDUROX R4(R) and ACCELERADE(R) compete is dominated by companies selling brands such as Gatorade and Powerade who sell ready-to-drink products, as well as smaller companies such as Cytosport (Cytomax) who sell powdered, ready-to-mix products. In addition, there are a number of new foreign entries such as Enervit and Extran that have recently introduced sports drinks into the United States focusing on the endurance athlete. Increased competitive activity from such companies could make it more difficult for us to increase or keep market share, since such companies have greater financial and other resources available to them and possess far more extensive manufacturing, distribution and marketing capabilities than we do.

     The competitive market for weight loss products is divided into four basic segments: herbal supplements (e.g., Metabolite), meal replacement products (e.g., Slim Fast), food plans (e.g., Weight Watchers) and prescription products (e.g., Xenical). Today, weight loss products are manufactured by dietary supplement manufacturers, pharmaceutical manufacturers, diet food companies (e.g. Slim Fast Foods Company) and over-the-counter drug companies. Intense competitive activity in this market could make it more difficult for us to increase or keep market share as most of the companies who have products in this category have greater financial, marketing, sales, manufacturing and distribution resources than we do.

We have no manufacturing capabilities and we are dependent upon other companies to manufacture our products.

     We have no manufacturing facilities and have no present intention to manufacture any of our products. We are dependent upon relationships with independent manufacturers to fulfill our product needs. We use at least five manufacturers for various parts of the manufacturing processes for our products. We believe these are small privately held firms. We have no contracts, oral or written, with these manufacturers other than individual purchase orders for current quantities which do not contain any terms other than those related to the current quantities. Because the manufacturing processes, which our contract manufacturers perform, are fairly standard in the industry, we believe that there are a large number of manufacturers who could provide us with these services if our current contract manufacturers are unavailable for any reason or seek to impose unfavorable terms. Our ability to market and sell our products requires that such products be manufactured in commercial quantities and in compliance with applicable federal and state regulatory requirements. In addition, we must be able to manufacture our products at a cost that permits us to charge a price acceptable to the customer while also accommodating distribution costs and third-party sales compensation. Competitors who do own their own manufacturing may have an advantage over us with respect to pricing, availability of product and in other areas through their control of the manufacturing process.

Government regulation of the processing, formulation, packaging, labeling and advertising of our products can impact our ability to market products.

     We market products that fall under two types of Food and Drug Administration regulations: dietary supplements and nutritional supplements. A dietary supplement is:

     o a product (other than tobacco) that is intended to supplement the diet that bears or contains one or more of the following dietary ingredients: a vitamin, a mineral, an herb or other botanical, an amino acid, a dietary substance for use by man to supplement the diet by increasing the total daily intake, or a concentrate, metabolite, constituent, extract, or combinations of these ingredients;
     o intended for ingestion in pill, capsule, tablet, or liquid form;
     o not represented for use as a conventional food or as the sole item of a meal or diet; and
     o labeled as a "dietary supplement."

     Nutritional supplements are food products and contain Generally Regarded As Safe (GRAS) ingredients. Nutritional supplements and dietary supplements must follow labeling guidelines outlined by the FDA. Neither nutritional supplements nor dietary supplements require FDA or other government approval or notification to market in the United States.

     Under the Dietary Supplement Health and Education Act of 1994, companies that manufacture and distribute dietary supplements are limited in the statements that they are permitted to make about nutritional support on the product label without FDA approval. In addition, a manufacturer of a dietary supplement must have substantiation for any such statement made and must not claim to diagnose, mitigate, treat, cure or prevent a specific disease or class of disease. The product label must also contain a prominent disclaimer. These restrictions may restrict our flexibility in marketing our product.

     We believe that all of our existing and proposed products are nutritional supplements or dietary supplements that do not require governmental approvals to market in the United States. Our current products are classified as follows:

Dietary Supplements
     o ENDUROX Natural Workout Supplement
     o ENDUROX EXCEL Natural Training Supplement

Nutritional Supplements
     o ENDUROX R4(R) Performance/Recovery Drink
     o ACCELERADE(R) Sports Drink
     o SATIETROL Natural Appetite Control
     o SATIETROL COMPLETE Meal Replacement

     The processing, formulizing, packaging, labeling and advertising of such products, however, are subject to regulation by one or more federal agencies including the FDA, the Federal Trade Commission, the Consumer Products Safety Commission, the Department of Agriculture and the Environmental Protection Agency. Our activities also are subject to regulation by various agencies of the states and localities in which our products are sold. Among other things, such regulation puts a burden on our ability to bring products to market. Any changes in the current regulatory environment could impose requirements which would make bringing new products to market more expensive or restrict the ways we can market our products.

     No governmental agency or other third party makes a determination as to whether our products qualify as nutritional supplements, dietary supplements or neither. We make this determination based on the ingredients contained in the products and the claims we make for the products.

We are dependent upon our President and the loss of his services could have a material adverse impact on us.

     We have relied extensively on the services of Dr. Robert Portman. Dr. Portman will continue to play a key role in our management and the loss of his services would materially and adversely affect us and our prospects. We have obtained a $2,000,000 "key man" life insurance policy covering Dr. Portman, but it is unlikely that the proceeds from such policy would be adequate to fully compensate us for the loss of Dr. Portman's services.

We may be subject to product liability claims and may not have adequate insurance to cover such claims.

     Like other retailers, distributors and manufacturers of products that are designed to be ingested, we face an inherent risk of exposure to product liability claims in the event that the use of our products results in injury. With respect to product liability claims, we have coverage of $5,000,000 per occurrence and in the aggregate. Because our policies are purchased on a year to year basis, industry conditions or our own claims experience could make it difficult for us to secure the necessary insurance at a reasonable cost. In addition, we may not be able to secure insurance that will be adequate to cover liabilities. We generally do not obtain contractual indemnification from parties supplying raw materials or marketing our products. In any event, any such indemnification is limited by its terms and, as a practical matter, to the creditworthiness of the other party. In the event that we do not have adequate insurance or contractual indemnification, liabilities relating to defective products could require us to pay the injured parties' damages which are significant compared to our net worth or revenues.

We may be adversely affected by unfavorable publicity relating to our product or similar products manufactured by our competitors.

     We believe that the dietary and nutritional supplement market is affected by national media attention regarding the consumption of these products. Future scientific research or publicity may be unfavorable to the dietary and nutritional supplement market generally or to any particular product and may be inconsistent with earlier favorable research or publicity. Adverse publicity associated with illness or other adverse effects resulting from the consumption of products distributed by other companies that are similar to our products could reduce consumer demand for our products and consequently our revenues. This may occur even if the publicity did not relate to our products. Adverse publicity directly concerning our products could be expected to have an immediate negative effect on the market for that product.

We depend on patents and other proprietary technologies that we may not be able to obtain, and the patents we hold may not protect our position.

     Our long-term success will substantially depend upon protecting our technology from infringement, misappropriation, discovery and duplication. To the extent we do not have patents on our products, a competitor could replicate our products. Patents which we do obtain may not provide meaningful protection or significant competitive advantages over competing products, due to the complexity of the legal and scientific issues involved in patent defense and litigation. For example, our use patent on ciwujia might not prevent sale of a product using this herb with a claimed benefit or use that was not covered by our patent.

     Because of the complexity of the legal and scientific issues involved in patent prosecutions, we cannot be sure that any future patent applications for new products will be granted, and we cannot be sure that any of our pending patent applications will be granted. We cannot be sure our patent rights will provide meaningful protection against other duplicating our products because of the complexity of the legal and scientific issues that could arise in litigation over these issues. Furthermore, patent applications are maintained in secrecy in the United States until the patents are approved, and in most foreign countries for a period of time following the date from which priority is claimed. A third party's pending patent applications may cover any technology that we currently are developing.

We have limited the liability of our directors and officers for breaches of the duty of care.

     Our certificate of incorporation limits the liability of our directors for monetary damages for breaches of directors' fiduciary duty of care. This provision may reduce the likelihood of derivative litigation against directors and may discourage or deter shareholders or management from suing directors for breaches of their duty of care, even though such an action, if successful, might otherwise benefit our shareholders and us. In addition, our bylaws provide for the indemnification of directors and officers in connection with civil, criminal, administrative or investigative proceedings when acting in their capacities as agents for us.

                         Risks Related to this Offering

Because our common stock is traded on the OTC Bulletin Board, your ability to sell your shares in the secondary trading market may be limited.

     Our common stock currently is traded on the over-the-counter market on the OTC Bulletin Board. Consequently, the liquidity of our common stock is limited, not only in the number of shares that are bought and sold, but also through delays in the timing of transactions, and coverage by security analysts and the news media, if any, of our company. As a result, prices for shares of our common stock may be lower than might otherwise prevail if our common stock was quoted on the Nasdaq Stock Market or traded on a national securities exchange, like The New York Stock Exchange or American Stock Exchange.

Because our shares are "penny stocks," you may have difficulty selling them in the secondary trading market.

     Federal regulations under the Securities Exchange Act of 1934 regulate the trading of so-called "penny stocks," which are generally defined as any security not listed on a national securities exchange or Nasdaq, priced at less than $5.00 per share and offered by an issuer with limited net tangible assets and revenues. Since our common stock currently trades on the OTC Bulletin Board at less than $5.00 per share, our common stock is a "penny stock" and may not be traded unless a disclosure schedule explaining the penny stock market and the risks associated therewith is delivered to a potential purchaser prior to any trade.

     In addition, because our common stock is not listed on Nasdaq or any national securities exchange and currently trades at less than $5.00 per share, trading in our common stock is subject to Rule 15g-9 under the Exchange Act. Under this rule, broker-dealers must take certain steps prior to selling a "penny stock," which steps include:

     o obtaining financial and investment information from the investor;
     o obtaining a written suitability questionnaire and purchase agreement signed by the investor; and
     o providing the investor a written identification of the shares being offered and the quantity of the shares.

     If these penny stock rules are not followed by the broker-dealer, the investor has no obligation to purchase the shares. The application of these comprehensive rules will make it more difficult for broker-dealers to sell our common stock and our shareholders, therefore, may have difficulty in selling their shares in the secondary trading market.

Sales of a substantial number of shares of our common stock in the public market, including the shares offered under this prospectus and under other registration statements, could lower our stock price and impair our ability to raise funds in new stock offerings.

     Future sales of a substantial number of shares of our common stock in the public market, including the shares offered under this prospectus, under other registration statements and shares available for resale under Rule 144(k) under the Securities Act of 1933 or the perception that such sales could occur, could adversely affect the prevailing market price of our common stock and could make it more difficult for us to raise additional capital through the sale of equity securities. We filed this registration statement pursuant to an investor rights agreement with the holders of the common stock and warrants purchased in our August and September 2003 private placement. [We are required under this investor rights agreement to use our reasonable best efforts to cause this registration statement to remain effective until the earlier of (1) the sale of all the shares of our common stock covered by this registration statement; or
(2) such time as the selling shareholders named in this registration statement become eligible to resell the shares of PacificHealth common stock and the shares of PacificHealth common stock issuable upon exercise of warrants pursuant to Rule 144(k) under the Securities Act.]

     Our stock price may be volatile and your investment in our common stock could suffer a decline in value.

     The market price of our common stock may fluctuate significantly in response to a number of factors, some of which are beyond our control. These factors include:

     o announcements of research activities and technology innovations or new products by us or our competitors;
     o changes in market valuation of companies in our industry generally;
     o variations in operating results;
     o changes in governmental regulations;
     o results of research studies of our products or our competitors' products;
     o regulatory action or inaction on our products or our competitors' products;
     o changes in our financial estimates by securities analysts;
     o general market conditions for companies in our industry;
     o broad market fluctuations; and
     o economic conditions in the United States or abroad.

The market for our stock has not been liquid.

     Prior to the date of this prospectus, the average daily trading volume for our common stock during the previous three months has been less than 10,000 shares. Therefore, holders of our common stock may have difficulty selling their shares in the public markets, and one or more investors seeking to sell a substantial number of shares purchased in this offering could significantly depress the market price for our common stock.

We may incur significant costs from class action litigation due to our expected stock volatility.

     In the past, following periods of large price declines in the public market price of a company's stock, holders of that stock occasionally have instituted securities class action litigation against the company that issued the stock. If any of our shareholders were to bring this type of lawsuit against us, even if the lawsuit is without merit, we could incur substantial costs defending the lawsuit. The lawsuit also could divert the time and attention of our management, which would hurt our business. Any adverse determination in litigation could also subject us to significant liabilities.

Provisions in our charter documents and Delaware law could discourage or prevent a takeover, even if an acquisition would be beneficial to our shareholders.

     Provisions of our certificate of incorporation and bylaws, as well as provisions of Delaware law, could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our shareholders. These provisions include:

     o authorizing the issuance of "blank check" preferred that could be issued by our Board of Directors without shareholder approval to increase the number of outstanding shares and thwart a takeover attempt;

     We refer you to the section of this prospectus entitled "Description of Capital Stock" for more information on the specific provisions of our certificate of incorporation, our bylaws and Delaware law that could discourage, delay or prevent a change of control of our company.]

Our directors and executive officers own a significant number of shares of our capital stock to control our company, which could discourage or prevent a takeover, even if an acquisition would be beneficial to our shareholders.

     Our directors and executive officers own or control approximately 39.5% of our outstanding voting power. Accordingly, these shareholders, individually and as a group, may be able to influence the outcome of shareholder votes, involving votes concerning the election of directors, the adoption or amendment of provisions in our certificate of incorporation and bylaws and the approval of certain mergers or other similar transactions, such as a sale of substantially all of our assets. Such control by existing shareholders could have the effect of delaying, deferring or preventing a change in control of our company.

Exercise of outstanding options and warrants will dilute shareholders and could decrease the market price of our common stock.

     As of September 26, 2003, we had issued and outstanding 9,324,259 shares of common stock and outstanding options and warrants to purchase 2,248,575 additional shares of common stock, in addition to the 1,791,216 shares issuable upon exercise of warrants that may be resold under this prospectus. The existence of the outstanding options and warrants may adversely affect the market price of our common stock and the terms under which we could obtain additional equity capital.

We do not pay cash dividends, so any return on your investment must come from appreciation.

     We do not intend to pay any cash dividends in the foreseeable future and, therefore, any return on your investment in our common stock must come from increases in the fair market value and trading price of our common stock.

We likely will issue additional equity securities which will dilute your share ownership.

     We likely will issue additional equity securities to raise capital and through the exercise of options and warrants that are outstanding or may be outstanding. These additional issuances will dilute your share ownership.

           CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

     This prospectus contains forward-looking statements concerning our financial condition, results of operations and business, including, without limitation, statements pertaining to:

     o the development of new products and the expansion of the market for our current products;
     o implementing aspects of our business plans;
     o financing goals and plans;
     o our expectations regarding actions to be taken by parties other than us.
     o our existing cash and whether and how long these funds will be sufficient to fund our operations; and
     o our raising of additional capital through future equity financings.

     These and other forward-looking statements are primarily in the sections entitled "Risk Factors," "Management's Discussion and Analysis of Financial Conditions and Results of Operations" and "Business." Generally, you can identify these statements because they use phrases like ["anticipates," "believes," "expects," "future," "intends," "plans,"] and similar terms. These statements are only predictions. Although we do not make forward-looking statements unless we believe we have a reasonable basis for doing so, we cannot guarantee their accuracy, and actual results may differ materially from those we anticipated due to a number of uncertainties, many of which are unforeseen. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this prospectus. Our actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including, among others, the risks we face as described in the section entitled "Risk Factors" and elsewhere in this prospectus.

     We believe it is important to communicate our expectations to our investors. There may be events in the future, however, that we are unable to predict accurately or over which we have no control. The risk factors listed in the section entitled "Risk Factors," as well as any cautionary language in this prospectus, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Before you invest in our common stock, you should be aware that the occurrence of the events described in the section entitled "Risk Factors" and elsewhere in this prospectus could negatively impact our business, operating results, financial condition and common stock price.

      We are not obligated to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as otherwise required by law. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus and other statements made from time to time from us or our representatives, might not occur. For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

                                 USE OF PROCEEDS

     We will not receive any of the proceeds from the sale of shares offered under this prospectus by the selling shareholders. This offering is intended to satisfy our obligations to register, under the Securities Act of 1933, the resale of the shares of our common stock, including shares of our common stock that will be issued to the selling shareholders upon the exercise of warrants held by them, that we issued to the selling shareholders in a private placement.

                                 DIVIDEND POLICY

     We never have declared or paid cash dividends on our common stock. We currently intend to retain all future earnings for the operation and expansion of our business. We do not anticipate declaring or paying cash dividends on our common stock in the foreseeable future. Any payment of cash dividends on our common stock will be at the discretion of our Board of Directors and will depend upon our results of operations, earnings, capital requirements, contractual restrictions and other factors deemed relevant by our Board of Directors.


                              SELLING SHAREHOLDERS

     All of the selling shareholders named below acquired or have the right to acquire upon the exercise of warrants the shares of our common stock being offered under this prospectus directly from us in a private transaction. The following table sets forth information known to us with respect to the beneficial ownership of our common stock as of September 26, 2003 by the selling shareholders as provided by the selling shareholders. In accordance with the rules of the SEC, beneficial ownership includes the shares issuable pursuant to warrants and options that are exercisable within 60 days of September 26, 2003. Shares issuable pursuant to warrants and options are considered outstanding for computing the percentage of the person holding the warrants and options but are not considered outstanding for computing the percentage of any other person.

     The percentage of beneficial ownership for the following table is based on 9,324,259 shares of common stock outstanding as of September 26, 2003. To our knowledge, except as indicated in the footnotes to this table, each person named in the table has sole voting and investment power with respect to all shares of common stock shown in the table to be beneficially owned by such person.

      Except as indicated in the footnote to this table, none of the selling shareholders has had any position, office or other material relationship with us within the past three years. The table assumes that the selling shareholders will sell all of the shares offered by them in this offering. However, we are unable to determine the exact number of shares that will actually be sold or when or if these sales will occur. We will not receive any of the proceeds from the sale of the shares offered under this prospectus.

                               Shares Beneficially
                           Owned Prior to the Offering
                           ---------------------------

                                                                                                         Shares Beneficially Owned
                                                                                                          After Completion of the
                                                                                                                  Offering
                                                                                                         ---------------------------
                                       Shares
                                     Subject to
                                     Options and
                                      Warrants
                                     Exercisable
                                   within 60 days      Total Shares                       Number of
                                    of September       Beneficially                         Shares
Selling Shareholder                   __, 2003            Owned          Percentage    Being Offered(1)    Number        Percentage
--------------------------         --------------      ------------      ----------    ---------------     ------        ----------
Robert Portman (2)(3)                1,520,428           3,061,051          28.23           481,284       2,579,767         20.68

David Portman (3)(4)                   178,476             473,928           5.00           160,428         318,500          2.83

Stephen P. Kuchen (5)                   63,548              74,244           *               16,044          60,000          *

R & R Opportunity Fund, LP              26,738              80,214           *               80,214               0          0

William E. Bierlin, Jr.                 26,738              80,214           *               80,214               0          0

Hartzmark Investment, LLC               21,390              64,170                           64,170               0          0
                                                                             *
Lawrence Kaplan                         26,738              80,214                           80,214               0          0

Marian Heiser                           26,043              78,129           *               78,129               0          0

Andrew E. & Anita Sandor                16,043              48,129           *               48,129               0          0

Gerald Richter                          10,695              32,085           *               32,085               0          0

Richter Homes, Inc.                     10,695              32,085           *               32,085               0          0

Bedford Square Apartments               10,695              32,085           *               32,085               0          0

Kenneth M. Reichle, Jr.                 26,043              78,129           *               78,129               0          0

Marvin & Muriel Kugood                  16,043              48,129           *               48,129               0          0

Richard Grobman                         21,390              64,170           *               64,170               0          0

Frank Colen                             26,738              80,214           *               80,214               0          0

Hymie Akst                              16,043              48,129           *               48,129               0          0

Joseph C. & Joyce A. Pignotti           16,043              48,129           *               48,129               0          0

Edward L. Ruch                          16,043              48,129           *               48,129               0          0

Howard J. Synenberg                     32,085              96,255           *               96,255               0          0

Mark Radzik                             10,695              32,085           *               32,085               0          0

Steven Salaman                          26,738              80,214           *               80,214               0          0

Lawrence J. & Camille S. Rubinstein     37,433             142,299           *              112,299          30,000          *

                                                                                                         Shares Beneficially Owned
                                                                                                          After Completion of the
                                                                                                                  Offering
                                                                                                         ---------------------------
                                       Shares
                                     Subject to
                                     Options and
                                      Warrants
                                     Exercisable
                                   within 60 days      Total Shares                       Number of
                                    of September       Beneficially                         Shares
Selling Shareholder                   __, 2003            Owned          Percentage    Being Offered(1)    Number        Percentage
--------------------------         --------------      ------------      ----------    ---------------     ------        ----------
Robert S. Lowenthal                     26,738              80,214           *               80,214               0          0

Yvonne K. Briggs                         5,348              16,044           *               16,044               0          0

George Stanley II Trust                 26,738              80,214           *               80,214               0          0

Michael Brett Stanley Trust             26,738              80,214           *               80,214               0          0

Estate of George W. Stanley             53,476             160,428           *              160,428               0          0

Gregory Thomas Horn(6)                 213,904             651,710           6.83           641,710          10,000          *

Marsha Kay Horn Alford                  26,738              80,214           *               80,214               0          0

Phyllis Cohen                           10,000              30,000           *               30,000               0          0

Cherie Mintz                            10,000              30,000           *               30,000               0          0

Robert Castille                         10,000              30,000           *               30,000               0          0

Oscar Zimmerman                         10,000              30,000           *               30,000               0          0

Marvin Kogod                            10,000              30,000           *               30,000               0          0

Jack Klatell                            10,695              32,085           *               32,085               0          0

Stephen M. & Regena W. Bragin           10,000              30,000           *               30,000               0          0

Lynn Taussig                            10,695              32,085           *               32,085               0          0

Matthew Smith                          318,048             954,144           9.80           954,144               0          0

Ira Smith                               53,476             160,428           *              160,428               0          0

Jeffery Finkle                          26,738              80,214           *               80,214               0          0

Shawn Kreloff                           26,738              80,214           *               80,214               0          0

Greenwich Investment Partners, L.P.     56,685             170,054           *              170,054               0          0

Michael C. Esposito                     12,834              38,502           *               38,502               0          0

Christopher T. and Amy S. Hagar          2,369               7,107           *                7,107               0          0

Henry P. Williams                        6,000              18,000           *               18,000               0          0

[Brokers and Finders]                  186,938             186.938           *              186,938               0          0

---------------
(1) One third of number of shares being offered by each selling shareholder may be acquired by the selling shareholder upon the exercise of outstanding warrants.
(2) Robert Portman is a director and the President, Chief Executive Office and Chairman of the Board of PacificHealth.
(3) Robert Portman and David Portman are siblings.
(4) David Portman is a director and the Secretary of PacificHealth.
(5) Stephen Kuchen is a director and the Chief Financial Officer, Vice President-Finance, Treasurer and Assistant Secretary of PacificHealth.
(6) Gregory T. Horn is a director of PacificHelath

* Less than 2%

                              PLAN OF DISTRIBUTION

     We are registering the shares of common stock on behalf of the selling shareholders. Sales of shares may be made by selling shareholders, including their respective donees, transferees, pledgees or other successors-in-interest, directly to purchasers or to or through underwriters, broker-dealers or through agents. Sales may be made from time to time on the over-the-counter market or otherwise, at market prices prevailing at the time of sale, at prices related to market prices, or at negotiated or fixed prices. The shares may be sold by one or more of, or a combination of, the following:

     o a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction (including crosses in which the same broker acts as agent for both sides of the transaction);
     o purchases by a broker-dealer as principal and resale by such broker-dealer, including resales for its account, pursuant to this prospectus;
     o ordinary brokerage transactions and transactions in which the broker solicits purchases;
     o through options, swaps or derivatives;
     o in privately negotiated transactions;
     o in making short sales or in transactions to cover short sales; and
     o put or call option transactions relating to the shares.

     The selling shareholders may effect these transactions by selling shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. These broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling shareholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). The selling shareholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities.

     The selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with those transactions, the broker-dealers or other financial institutions may engage in short sales of the shares or of securities convertible into or exchangeable for the shares in the course of hedging positions they assume with the selling shareholders. The selling shareholders may also enter into options or other transactions with broker-dealers or other financial institutions which require the delivery of shares offered by this prospectus to those broker-dealers or other financial institutions or loan or pledge shares of common stock to a broker-dealer, who may sell the loaned shares or, in the event of default, sell the pledged shares. The broker-dealer or other financial institution may then resell the shares pursuant to this prospectus (as amended or supplemented, if required by applicable law, to reflect those transactions).

     The selling shareholders and any broker-dealers that act in connection with the sale of shares may be deemed to be "underwriters" within the meaning of
Section 2(11) of the Securities Act of 1933, and any commissions received by broker-dealers or any profit on the resale of the shares sold by them while acting as principals may be deemed to be underwriting discounts or commissions under the Securities Act. The selling shareholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against liabilities, including liabilities arising under the Securities Act. We have agreed to indemnify each of the selling shareholders and each selling shareholder has agreed, severally and not jointly, to indemnify us against some liabilities in connection with the offering of the shares, including liabilities arising under the Securities Act.

     The selling shareholders and any other persons participating in a distribution of the shares will be subject to applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations thereunder, including Regulation M, which may restrict certain activities of, and limit the timing of purchases and sales of the shares by the selling shareholders and other persons participating in a distribution of the shares. Furthermore, under Regulation M, persons engaged in a distribution of the shares are prohibited from simultaneously engaging in market making and certain other activities with respect to the shares for a specified period of time prior to the commencement of such distributions subject to specified exceptions or exemptions. All of the foregoing may affect the marketability of the shares offered hereby. We have notified the selling shareholders that they will be subject to applicable provisions of the Securities Exchange Act and its rules and regulations, including, among others, Rule 102 under Regulation M. These provisions may limit the timing of purchases and sales of any of the shares of our common stock by the selling shareholders. Rule 102 under Regulation M provides, with some exceptions, that it is unlawful for the selling shareholders or their affiliated purchasers to, directly or indirectly, bid for or purchase, or attempt to induce any person to bid for or purchase, for an account in which the selling shareholders or affiliated purchasers have a beneficial interest, any securities that are the subject of the distribution during the applicable restricted period under Regulation M. All of the above may affect the marketability of the shares of our common stock. To the extent required by law, we may require the selling shareholders, and their brokers, if applicable, to provide a letter that acknowledges compliance with Regulation M under the Securities Exchange Act before authorizing the transfer of the selling shareholders' shares of common stock.

     Selling shareholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of Rule 144.

     Upon being notified by a selling shareholder that a material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a supplement to this prospectus, if required pursuant to Rule 424(b) under the Securities Act, disclosing:

     o the name of each such selling security holder and of the participating broker-dealer(s);
     o the number of shares involved;
     o the initial price at which the shares were sold;
     o the commissions paid or discounts or concessions allowed to the broker-dealer(s), where applicable;
     o that such broker-dealer(s) did not conduct any investigation to verify the information set out in this prospectus; and
     o other facts material to the transactions.

     In addition, if required under applicable law or the rules or regulations of the SEC, we will file a supplement to this prospectus when a selling shareholder notifies us that a donee or pledgee intends to sell more than 500 shares of common stock.

     We are paying all expenses and fees customarily paid by an issuer in connection with the registration of the shares. The selling shareholders will bear all brokerage or underwriting discounts or commissions paid to broker-dealers in connection with the sale of the shares.

                           PRICE RANGE OF COMMON STOCK

     Our common stock is currently traded on the over-the-counter market on the OTC Bulletin Board, under the symbol "PHLI" and was traded on the Nasdaq SmallCap Market, under the symbol "PHLIC" prior to August 20, 2003.

     The following table sets forth, in dollars and cents (in lieu of fractions), the high and low sales prices of our common stock since August 20, 2003, as reported by the OTC Bulletin Board. The prices in the table may not represent actual transactions. These quotations reflect inter-dealer prices, without retail mark up, mark down or commissions and may not represent actual transactions.

                                                   High                 Low
                                                   ----                 ---
August 20, 2003 to September 23, 2003             $0.96                 $0.55

     The following table sets forth, for the periods indicated, the high and low reported sales prices per share of the common stock as reported on the NASDAQ SmallCap Market for the applicable periods.

                                                  High                  Low
                                                  ----                  ---
Year ended December 31, 2001
----------------------------
First Quarter                                     $1.47                 $0.28
Second Quarter                                    $4.94                 $0.63
Third Quarter                                     $8.38                 $3.36
Fourth Quarter                                    $6.02                 $2.76

Year ended December 31, 2002
----------------------------
First Quarter                                     $5.00                 $2.51
Second Quarter                                    $5.15                 $3.61
Third Quarter                                     $4.78                 $0.91
Fourth Quarter                                    $4.10                 $0.93

Year ending December 31, 2003
-----------------------------
First Quarter                                     $2.90                 $0.74
Second Quarter                                    $1.38                 $0.65
July 1 to August 20                               $1.13                 $0.55


         On September 23, 2003, the closing price of our common stock as reported by the OTC Bulletin Board was $0.85 per share. As of September 26, 2003, there were approximately 120 holders of record of our common stock. We believe that there are significantly more beneficial holders of our common stock as many beneficial holders have their stock in "street name".

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

     The following discussion of the results of the operations and financial condition of PacificHealth should be read in conjunction with our financial statements and the related notes thereto.

Overview

     We are a nutrition technology company that researches, develops, and commercializes functionally unique proprietary products for sports performance, weight loss and Type 2 diabetes.

Sports Performance

     Our first sports performance product, ENDUROX(R), was introduced in March 1996 with commercial sales beginning in May 1996. In March 1997, we extended the ENDUROX line of products with ENDUROX EXCEL(R). In February 1999, we introduced ENDUROX R4(R) Performance/Recovery Drink to be taken following exercise. In clinical studies that we performed or funded, ENDUROX R4(R) has demonstrated a number of exercise-related benefits including enhanced performance, extended endurance, and decreased post-exercise muscle damage. In June 2001, we introduced ACCELERADE(R) Sports Drink, to be taken during exercise using the same patented technology as ENDUROX R4(R). Research studies that we funded have shown that ACCELERADE(R) is significantly better than conventional sports drinks in improving endurance during exercise. In the first six months of 2003, we commenced test marketing of our ready-to-drink form of ACCELERADE(R) in the San Diego and Colorado Springs areas. The test market is expected to continue through the 3rd quarter of 2003 in Colorado Springs.

Weight Loss

     In weight loss, we have focused our research and development efforts on development of novel nutritional compositions that stimulate the body's major satiety peptide, cholecystokinin or CCK. In April 2000, we introduced our first weight loss product, SATIETROL(R), a natural appetite control product based on this research. Clinical studies that we performed or funded have shown that Satietrol, a pre-meal beverage, can reduce hunger up to 43% 3 1/2 hours after eating. In January 2001, we extended our weight loss product line with the introduction of SATIETROL COMPLETE(R), a 220-calorie meal-replacement product that incorporates the patented SATIETROL technology. In June 2001, we signed an exclusive worldwide Licensing Agreement with GlaxoSmithKline for our SATIETROL technology. Under the agreement, we received an initial payment of $1,000,000 and received a subsequent milestone payment of $250,000. GlaxoSmithKline subsequently canceled the Licensing Agreement in September 2002 with all rights reverting to us. In the third quarter of 2002, we funded clinical studies that confirmed an improvement in the efficacy of SATIETROL. We are conducting further studies on SATIETROL in 2003.

Type 2 Diabetes

     Type 2 diabetes has become the fastest growing chronic condition in the United States. Obesity and poor glucose regulation appear to be primary characteristics of this condition. Research has suggested that cholecystokinin
(CCK) may play a role in insulin release and glucose regulation. Our research in this area is to develop a nutritional product that can help Type 2 diabetics lose weight by controlling appetite while improving glucose regulation. We expect to initiate clinical trials on a product for use by Type 2 diabetics in the future.

Critical Accounting Policies

Our financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. Certain accounting policies have a significant impact on amounts reported in financial statements. A summary of those significant accounting policies can be found in Note A to our financial statements. We have not adopted any significant new accounting policies during the period ended December 31, 2002.

In preparing financial statements in conformity with generally accepted accounting principles in the United States of America, we are required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses for the reporting period covered thereby. Actual results could differ from those estimates.

Among such estimates made by management in the preparation of our financial statements are the determinations of the allowance for doubtful accounts, inventory valuations, and revenue recognition as it relates to customer returns. The allowance for doubtful accounts is determined by assessing the realizability of accounts receivable by taking into consideration the value of past due accounts and collectability based on credit worthiness of such customers. The Company assesses the realizability of inventories by reviewing inventory to determine the value of items that are slow moving, lack marketability, and by analysis of the shelf life of products. Estimates are made for sales returns based on historical experience with actual returns.

Results of Operations

Three and Six Months Ended June 30, 2003 Compared to Three and Six Months Ended June 30, 2002

     We recorded a net loss of ($305,973), or ($0.05) per share, for the second quarter ended June 30, 2003 compared to a net loss of ($44,526), or ($0.01) per share, for the second quarter ended June 30, 2002. We recorded a net loss of ($727,076), or ($0.12) per share, for the six-month period ended June 30, 2003, compared to a net loss of ($295,850), or ($0.05) per share, for the six-month period ended June 30, 2002. The increase in the net loss for the three-month period ended June 30, 2003 as compared to the same period in 2002 is due primarily to a decrease in revenues. The increase in the net loss for the six-month period ended June 30, 2003 as compared to the same periods in 2002 is due primarily to increases in marketing expenses and research and development expenses as detailed below.

     Revenues in the quarter ended June 30, 2003 were $1,520,552 compared to $1,818,096 for the same period in 2002. Revenues in the six-month period ended June 30, 2003 were $2,918,331 compared to revenues of $2,975,026 for the same period in 2002. We believe revenues decreased in the second quarter of 2003 due to the seasonally poor weather experienced across the United States during this period. The users of our sports drinks tend to be serious outdoor athletes such as bicyclists, runners, and triathletes. Inclement weather forces such athletes to workout less, thereby lessening the demand for our sports drinks. For the six-month period ending June 30, 2003, sales of our ACCELERADE(R) Sports Drink increased 22% over the same period in 2002.

     Gross profit was $783,280 for the three months ended June 30, 2003 compared to $1,010,911 for the three months ended June 30, 2002. Gross profit was $1,461,338 for the six months ended June 30, 2003 compared to $1,604,102 for the six months ended June 30, 2002. Gross profit margin on product sales was 51.5% for the three months ended June 30, 2003 compared to 55.6% for the three months ended June 30, 2002. Our gross profit margin on product sales was 50.1% for the six-month period ended June 30, 2003 versus 53.9% for the six-month period ended June 30, 2002. The reasons for the decrease in gross profit margins are increases in warehouse costs as we bring on additional warehouses, increases in freight costs, and slotting fees paid in the first quarter of 2003 in the form of product for getting our ACCELERADE(R) product sold in 990 Rite-Aid drug stores that feature a special nutrition section.

     Our selling, general, and administrative expenses were $1,029,219 for the three-month period ended June 30, 2003 compared to $1,024,723 for the three-month period ended June 30, 2002. Our selling, general, and administrative expenses increased to $2,026,922 for the six-month period ended June 30, 2003 from $1,842,317 for the six-month period ended June 30, 2002. The primary reason for the increase in selling, general, and administrative expenses in the six-month period ended June 30, 2003, compared to the same period in 2002 was an increase in salaries and employee benefits as we expanded our marketing and sales team.

     Research and development expenses were $43,248 for the three months ended June 30, 2003 versus $24,523 for the three months ended June 30, 2002. Research and development expenses were $130,539 for the six months ended June 30, 2003 versus $47,360 for the six months ended June 30, 2002. Research and development expenses increased during the second quarter of 2003 compared to the same period in 2002 due to a study we conducted to further enhance our SATIETROL weight-loss technology. In addition, research and development expenses increased in the six-month period ended June 30, 2003 compared to the same period in 2002 due to research and development expenses associated with the test market of the ready-to-drink form of our ACCELERADE(R) product in the first quarter of 2003. We anticipate research and development expenses will increase as additional clinical trials and studies are conducted on all of our products as we continue to seek out additional patents and claims for our products.

Year Ended December 31, 2002 Compared to Year Ended December 31, 2001

     We generated a net loss of ($2,570,452) or ($0.42) per share for the year ended December 31, 2002 compared to net income of $285,626 or $0.04 per fully diluted share for the year ended December 31, 2001. The net loss for 2002 versus the net income for the same period in 2001 is due primarily to a $1,297,485 write-off of SATIETROL inventory in 2002 (see below), an increase in advertising expenses in 2002, and the receipt of $1,250,000 in licensing fees in 2001 from GlaxoSmithKline.

     Revenues for the year ended December 31, 2002 were $5,120,353 compared to $6,145,527 for the same period in 2001. Although total revenues decreased, revenues from our sports performance products were up 40% for the year ended December 31, 2002 versus the same period in 2001. Sales decreased overall in 2002 from 2001 as in 2001 we had $1,250,000 in licensing revenues from a licensing agreement with GlaxoSmithKline (see below) and we also had significant SATIETROL revenues in 2001 as we received strong editorial exposure in several national women's magazines. Typically, products in the SATIETROL category do not receive this type of independent exposure. The following table provides additional information concerning our revenues in 2002 and 2001:

                                                Revenues(1)
                              ----------------------------------------------
                                Sports            Weight
Year Ended                    Performance          Loss            Licensing           Total
-----------------------------------------------------------------------------------------------
December 31, 2002             $5,007,513        $  112,840         $    - 0 -        $5,120,353
                              ==========        ==========         ==========        ==========
December 31, 2001             $3,578,189        $1,317,338         $1,250,000        $6,145,527
                              ==========        ==========         ==========        ==========

--------------
(1) Sales revenues reported for the year ended December 31, 2001 are net of credits of $451,137 for SATIETROL returned from our largest customer, General Nutrition Center, who discontinued selling the product in its corporate stores. There was no legal requirement for us to accept these credits and returns, but these credits and returns were allowed to enhance ongoing customer relations with our largest customer. Net sales of SATIETROL to General Nutrition Center in 2001 after these returns were $476,559.

     Gross profit for the year ended December 31, 2002 was $1,355,260, which includes a $1,297,485 write off of excess SATIETROL inventory. Before this write off, gross profit was $2,652,745. This compares to gross profit of $3,554,680 for the same period in 2001 that includes $1,250,000 of licensing revenue from our SATIETROL licensing agreement with GlaxoSmithKline. Without the licensing revenue, gross profit for the year ended December 31, 2001 was $2,304,680. In the third quarter of 2002, we chose to focus our resources on developing our sports drink business resulting in reduced SATIETROL sales. The decision to write off the SATIETROL inventory was made in accordance with generally accepted accounting principles.

     Our gross profit margin on product sales (before the inventory write off) increased to 51.8% for the year ended December 31, 2002 from 47.1% for the year ended December 31, 2001 (excluding the licensing revenue.) The primary reason for the increase in gross margin in 2002 compared to 2001 is the previously mentioned return of products from General Nutrition Center in 2001. Without these returns, our gross profit margin for the year ended December 31, 2001 would have been 50.6%.

     Our selling, general, and administrative expenses increased to $3,725,512 for the year ended December 31, 2002 from $3,065,336 for the year ended December 31, 2001. The primary reasons for the increase was an increase in advertising expenses and marketing personnel.

     Research and development expenses increased to $165,514 for the year ended December 31, 2002 from $106,085 for the year ended December 31, 2001. The primary reason for the increase in research and development expenses is due to the clinical work conducted on our SATIETROL technology. We anticipate research and development expenses will increase as additional clinical trials and studies are conducted on all of our products as we continue to seek out additional patents and claims for our products.

     We incurred interest expense of $93,477 for the year ended December 31, 2001 primarily as a result of debt issue costs associated with the issuance of the 10% Promissory Notes Due 2002. These costs were expensed as interest expense when full repayment was made in June 2001.

Liquidity and Capital Resources

     At June 30, 2003, our current assets exceeded our current liabilities by approximately $1.475 million with a ratio of current assets to current liabilities of approximately 2.5 to 1. At June 30, 2003, cash on hand was $210,616, a decrease of $417,820 from December 31, 2002, primarily because of our net loss for the first six months of 2003 as well as an increase of $433,749 in accounts receivable from December 31, 2002 that was offset by an increase in notes payable of $195,075 and an increase in accounts payable/accrued expenses of $413,112. Inventory levels decreased by $328,512 at June 30, 2003 as compared to December 31, 2002, as we more efficiently turned our inventory in 2003.

     During the second quarter of 2003, we secured a $750,000 asset-based credit facility from USA Funding of Dallas, TX. The amount of available credit is based on the value of our eligible receivables from time to time. This credit facility bears interest at a rate of prime plus 2% as well as a 0.75% discount rate on all advances. At June 30, 2003, we had approximately $400,000 of availability under this credit facility and as of September 24, 2003, we had approximately $175,000 of availability under this credit facility.

     In August and September 2003, we issued in a private placement an aggregate of 3,208,556 shares of common stock, together with warrants exercisable for an aggregate of 1,604,278 shares of common stock. The shares and warrants were issued in units of two shares and one warrant. Each warrant is exercisable for one share of common stock. Investors paid $.935 for each unit, which price represented a 15% discount from the market price of two shares, calculated over a ten day period as of the initial closing. We received net cash proceeds of approximately $1,345,000 from the private placement, after brokerage commissions and finders' fees. We are using the proceeds of the private placement for working capital and general corporate purposes.

     We anticipate significantly reducing our advertising and marketing expenditures in the second half of 2003 since our primary advertising season is generally in the second quarter of our fiscal year. We also have the ability to borrow against our credit facility as described above. We believe we have sufficient cash availability to fund all of our planned activities for at least the next twelve months.

Off-Balance Sheet Arrangements

     There are no off-balance sheet arrangements between us and any other entity that have, or are reasonably likely to have, a current or future effect on our financial condition, revenues or expenses, results of operations, liquidity, capital expenditures, or capital resources.

Recently Issued Accounting Pronouncements

     In June 2001, the Financial Accounting Standards Board issued SFAS No. 141, Accounting for Business Combinations and SFAS No. 142, Accounting for Goodwill and other Intangible Assets effective for fiscal years beginning after December 15, 2001. Under SFAS No. 141, a company must use the purchase method of accounting for all business acquisitions. Under SFAS No. 142, goodwill and intangible assets deemed to have indefinite lives will no longer be amortized but will be subject to annual impairment tests in accordance with the statements. The adoption of these standards is expected to have no effect on our financial statements.

     In August 2001, the FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. This statement superseded SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of and addresses financial accounting and reporting for impairment of long-lived assets to be held and used, and long-lived assets and components of an entity to be disposed of. We adopted this statement on January 1, 2002.

     In November 2002, the FASB issued Interpretation No. 45 ("FIN 45"), Guarantor's Accounting and Disclosure Requirements for Guarantees, including Indirect Guarantees of Indebtedness of Others. FIN 45 clarifies the requirements of SFAS No. 5, Accounting for Contingencies, relating to a guarantor's accounting for, and disclosure of, the issuance of certain types of guarantees. For certain guarantees issued after December 31, 2002, FIN 45 requires a guarantor to recognize, upon issuance of a guarantee, a liability for the fair value of the obligations it assumes under the guarantee. Guarantees issued prior to January 1, 2003 are not subject to liability recognition, but are subject to expended disclosure requirements. We do not believe that the adoption of this Interpretation will have a material impact on our financial position or statement of operations.

     In January 2003, FASB issued FIN 46, an interpretation of Accounting Research Bulletin No. 51. FIN 46, requires us to consolidate variable interest entities for which we are deemed to be the primary beneficiary and disclose information about variable interest entities in which we have a significant variable interest. FIN 46 became effective immediately for variable interest entities formed after January 31, 2003 and will become effective in the third quarter of 2003 for any variable interest entities formed prior to February 1, 2003. The adoption of this standard is expected to have no material effect on our financial statements.

                        CHANGE IN CERTIFYING ACCOUNTANTS

     Effective April 1, 2002, we dismissed Larson, Allen, Weishair & Co., LLP and engaged Richard A. Eisner & Co. (now Eisner LLP) to serve as the independent public accountants to audit our financial statements for the fiscal year ending December 31, 2002.

     The appointment of Eisner as independent public accountants replacing Larson, Allen, Weishair & Co. was recommended by our the Board of Directors. Larson, Allen, Weishair & Co. did not decline to stand for re-election and Larson, Allen, Weishair & Co.'s reports on our financial statements for fiscal years 2000 and 2001 did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles.

     During fiscal years 2000 and 2001, we had no disagreements with Larson, Allen, Weishair & Co. of the nature required to be reported under Item 304(a)(1)(iv) of Regulation S-B.

     Effective April 1, 2002, we engaged Eisner as our independent public accountants. During fiscal years 2000 and 2001, we had no consultations with Eisner concerning:

     o the application of accounting principles to a specific transaction or the type of opinion that might be rendered on our financial statements as to which a written report was provided to us or as to which we received oral advice that was an important factor in reaching a decision on any accounting, auditing or financial reporting issue; or

     o any disagreements, as defined in Item 304(a)(1)(iv) of Regulation S-B.

                                    BUSINESS

Business Development

     We research, develop and commercialize functionally unique proprietary products for sports performance, weight loss, and Type 2 diabetes which can be marketed without prior Food and Drug Administration approval under current regulatory guidelines. We are strongly committed to research and development of dietary and nutritional supplements that can enhance health and well being. Our three primary areas of research to date have been sports performance, weight loss and Type 2 diabetes.

Sports Performance

     Our first sports performance product, ENDUROX(R), was introduced in March 1996 with commercial sales beginning in May 1996. In March 1997, we extended the ENDUROX line of products with ENDUROX EXCEL(R). In February 1999, we introduced ENDUROX R4(R) Performance/Recovery Drink to be taken following exercise. In clinical studies performed or funded by us, ENDUROX R4(R) has demonstrated a number of exercise-related benefits including enhanced performance, extended endurance, and decreased post-exercise muscle damage. In June 2001, we introduced ACCELERADE(R) Sports Drink, to be taken during exercise using the same patented technology as ENDUROX R4(R). Research studies we funded have shown that ACCELERADE(R) is significantly better than conventional sports drinks in improving endurance during exercise. In the first quarter of 2003, we commenced test marketing of our ready-to-drink form of ACCELERADE(R) in the San Diego and Colorado Springs areas.

Weight Loss

     In weight loss, we have has focused our research and development efforts on development of novel nutritional compositions that stimulate the body's major satiety peptide, cholecystokinin or CCK. In April 2000, we introduced our first weight loss product, SATIETROL(R), a natural appetite control product, based on this research. Clinical studies we performed or funded have shown that Satietrol, a pre-meal beverage, can reduce hunger up to 43% 3 1/2 hours after eating. In January 2001, we extended our weight loss product line with the introduction of SATIETROL COMPLETE(R), a 220-calorie meal-replacement product that incorporates the patented SATIETROL technology. In June 2001, we signed an exclusive worldwide Licensing Agreement with GlaxoSmithKline for our SATIETROL technology. Under the agreement, we received an initial payment of $1,000,000 and received a subsequent milestone payment of $250,000. GlaxoSmithKline subsequently terminated the Licensing Agreement in September 2002 with all rights reverting back to us. In the third quarter of 2002, clinical studies we funded showed that the efficacy of SATIETROL could be improved. Further studies will be conducted in 2003 and early 2004.

Type 2 Diabetes

     Type 2 diabetes has become the fastest growing chronic condition in the United States. Obesity and poor glucose regulation appear to be the primary characteristics of Type 2 diabetes. Research has suggested that cholecystokinin
(CCK) may play a role in insulin release and glucose regulation. Our research in this area has focused upon the development of nutritional products that can help Type 2 diabetics lose weight by controlling appetite while improving glucose regulation. We expect to initiate clinical trials on a product for use by Type 2 diabetics in the future.

All of our existing products, and our proposed products, are expected to be manufactured in the United States by third parties.

Principal Products and Markets

     ENDUROX(R) Product Line-Dietary Supplements

     Our initial product, ENDUROX, is a dietary supplement of which the principal ingredient is the herb ciwujia. Laboratory tests and trials we funded during 1995 at the University of North Texas Health Science Center in Fort Worth, Texas and the Institute of Nutrition and Food in China, have demonstrated that ENDUROX is effective in improving exercise performance. We introduced ENDUROX in March 1996 and commenced commercial sales of the product in May 1996. In December 1996, we were issued patent #5,585,101 for our ENDUROX product. ENDUROX is sold in caplet form.

     ENDUROX EXCEL was introduced in March 1997. ENDUROX EXCEL contains 50% more ciwujia than regular ENDUROX, plus vitamin E. It is targeted to "serious" athletes, i.e., individuals who engage in competitive athletics or whose exercise regimen is comparable to that of a competitive athlete.

     ENDUROX R4(R) Recovery / Performance Drink

     We launched ENDUROX R4(R) Performance / Recovery Drink in March 1999. Clinical trials we funded during 1998 at the University of North Texas Health Science Center in Fort Worth, Texas and the Human Performance Lab at St. Cloud University in St. Cloud, Minnesota showed that when tested against the nation's leading sports drink, ENDUROX R4(R) delivered equal hydration effectiveness while enhancing performance and extending endurance by 55%, decreasing post-exercise muscle stress by 36%, reducing free radical build-up by 69%, and increasing insulin levels by 70%. The results of these trials were presented at the American College of Sports Medicine's national meeting in 1999.

     In April 2000, we were issued patent #6,051,236 for ENDUROX R4(R) covering all 77 claims made in the application, including claims that the product (a) increases endurance, (b) reduces post-exercise muscle damage, and (c) speeds the replenishment of muscle carbohydrate stores. Patent office acceptance of these claims does not necessarily permit us to make any specific claims to the public regarding this product. Our ability to make those claims is governed by the FDA, Federal Trade Commission, and other federal government agency regulations and guidelines.

     SATIETROL(R)

     SATIETROL, our appetite control product, is based on the use of nutritional ingredients to stimulate cholecystokinin (CCK), a protein released after eating which has shown to be an important satiety signal in humans. In the early 1980's, researchers at Columbia University demonstrated that CCK was an important satiety signal in humans. CCK causes individuals to feel fuller even without eating. These studies have shown that an injection of CCK reduced food intake by 16-22%. The release of CCK was shown to be stimulated by the ingestion of protein and fat. When CCK is stimulated by ingestion of food, it activates two negative feedback loops that inhibit continued release of CCK. One mechanism involves the pancreas and the second involves the gall bladder. When CCK is stimulated, the pancreas secretes protease enzymes, which inactivates a protein called CCK Releasing Peptide (CCKRP). When this protein is inactivated, release of CCK is halted. The second mechanism that controls CCK release is the gall bladder. CCK stimulates the gall bladder to release bile salts. Bile salts are powerful inhibitors of further CCK release. A major problem with the direct use of CCK as a supplement is that it must be given by injection since stomach enzymes activate it.

     Our research efforts have focused on developing a calorically-efficient nutritional formula that can be taken orally which would stimulate CCK release and extend its duration of action. Such a product would be highly useful in control of weight by helping overweight individuals feel fuller or more satiated while eating less food. This formulation became the basis for our first weight loss product, SATIETROL. We have developed a number of SATIETROL formulas that stimulate and extend the action of CCK and have filed a number of patents regarding this unique technology.

     Clinical studies funded by us and conducted in 2000 by our President, Dr. Portman, Abe Bakal of ABIC International, and Dr. Steven Peikin, Professor of Medicine, Robert Wood Johnson Medical School at Camden Cooper Hospital/University Medical Center, Camden, NJ have shown that, when taken as a pre-meal beverage 10-15 minutes before eating, SATIETROL can reduce hunger up to 40% 3 1/2 hours after eating and reduce caloric consumption in a subsequent meal by 43%. These studies were presented at the North American Association for the Study of Obesity 1999 national meeting. In March 2001, we were issued patent #6,207,638 for all 72 claims made for SATIETROL, including its use for Type 2 diabetes as well as conjunctive use with other products for treatment of bulimia. Studies we conducted or funded on CCK have also suggested that this agent may be effective for treating Type 2 diabetes, one of the fastest growing chronic diseases in the United States. We intend to conduct studies to determine if SATIETROL would be of value in Type 2 diabetes.

     Additional studies funded by us and conducted in the fourth quarter of 2002 by our President, Dr. Portman, and Abe Bakal of ABIC International have shown that we can significantly improve both the efficacy and versatility of SATIETROL. These new studies show that the improved formulation of SATIETROL was, on average, 38% more effective in reducing caloric intake than our existing product. In addition, we have been able to reduce the caloric content from 80 calories to 15 calories, which is important for individuals who are on a calorie-restricted diet. By reducing the caloric content of SATIETROL and enhancing its efficacy, we believe that SATIETROL can now be added to a variety of foods and beverages without modifying their flavor profile. We also feel that we now may be able to develop a tablet or capsule form of SATIETROL.

     Our objective is to develop a patent portfolio to protect our proprietary technology involving the use of nutritional ingredients to stimulate and extend the action of CCK. We have already received several patents for SATIETROL and have several more patents pending. ("Patents and Trademarks" below.)

     In April 2000, we launched our first SATIETROL product. SATIETROL is a powder that is mixed with 6-8 oz of water and taken 10-15 minutes before a meal. It is the first weight-loss product commercially available that is designed to stimulate CCK, the body's own satiety mechanism. The market for all types of weight loss products and services in the United States exceeds $50 billion a year and government figures estimate that 55% of adult Americans are overweight. SATIETROL is available in chocolate and vanilla flavors.

     In January 2001, we introduced SATIETROL COMPLETE, a 220 calorie meal-replacement product that incorporates the SATIETROL technology. Clinical studies funded by us and conducted in 2000 by Dr. Portman, our President, Abe Bakal of ABIC International, and Dr. Steven Peikin, Professor of Medicine, Robert Wood Johnson Medical School at Camden Cooper Hospital/University Medical Center, Camden, NJ have shown that, versus the leading meal replacement product, SATIETROL COMPLETE was more effective in reducing hunger over 5 hours and reducing caloric consumption in a subsequent meal. These studies were presented at the NAASO national meeting in 2000. The meal replacement market segment in the United States exceeds $900 million. SATIETROL COMPLETE is a powder mixed with skim, soy, or rice milk and is available in chocolate and vanilla flavors.

     On June 1, 2001, we entered into an exclusive License Agreement with GlaxoSmithKline, one of the world's largest pharmaceutical companies, for SATIETROL, our appetite control product. The agreement provided GlaxoSmithKline with worldwide rights to the trademarks, technology, patents, and know how for SATIETROL for the duration of the patents which expire in 2017. Under the agreement, we received an initial payment of $1,000,000 and received a subsequent milestone payment of $250,000. The agreement permitted GlaxoSmithKline to terminate the license agreement at any time for any reason, provided that it pays all milestone payments earned prior to termination. In the event the agreement was terminated, all rights to the product would revert to us. GlaxoSmithKline also purchased approximately 9% of our common stock for $1.5 million under a contemporaneous stock purchase agreement. As of December 31, 2002, we had received an aggregate $2,750,000 from GlaxoSmithKline from the combined licensing and stock purchase agreement. During the third quarter of 2002, GlaxoSmithKline terminated the license agreement. As a result, we are now free to explore other options for the SATIETROL technology with other potential partners.

     ACCELERADE(R)

     In June 2001, we introduced ACCELERADE(R) Sports Drink, to be taken during exercise, using the same patented technology as ENDUROX R4(R). Research studies funded by us and conducted in 2001 by Dr. John Ivy at the University of Texas Department of Kinesiology and Health Education, Austin, Texas have shown that ACCELERADE(R) is significantly better than conventional sports drinks in improving endurance during exercise. These studies showed that subjects taking ACCELERADE(R) increased endurance performance by 24% compared to subjects drinking a conventional sports drink containing the same amount of carbohydrate. ACCELERADE(R) uses the ENDUROX R4(R) technology that features the patented 4-1 ratio of carbohydrate to protein to speed the movement of carbohydrate from the blood into the muscle during exercise. By increasing the energy efficiency of every gram of carbohydrate an athlete consumes, ACCELERADE(R) spares muscle glycogen and improves endurance capacity. In the first quarter of 2003, we commenced test marketing of our ready-to-drink form of ACCELERADE(R) in the San Diego and Colorado Springs areas.

Distribution Methods

     We have pursued a "multi-channel" distribution strategy in marketing our ENDUROX, ENDUROX R4(R) and ACCELERADE(R) lines of products. At the present time, these products are being sold in over 9,000 retail outlets including General Nutrition Centers, sports specialty stores, independent health food retailers, independent bike retailers, health clubs, catalogs, and Internet sites. We expect that ACCELERADE(R) ready-to-drink products will be primarily sold through the convenience store channels of distribution. We do not sell any of our other products through convenience stores and do not have any experience in distributing products through convenience stores. As a result, distribution of ACCELERADE(R) through convenience stores may initially not be as effective as other means of distribution we use.

     We began distribution of ENDUROX in Canada in 1997 through an independent distributor with the first retail sales made in April 1997. In 1998, we began selling our ENDUROX products in South Africa with an independent distributor on a non-exclusive basis. In 2000, we began selling our ENDUROX products in Brazil, Hong Kong, and Singapore through independent distributors on a non-exclusive basis.

     SATIETROL is sold through Internet retailers, select health food chains, and over our Internet site at www.hungeroff.com.

     To support our marketing efforts, we advertises in trade and consumer sports and health food magazines that are intended to reach our targeted consumer. In addition, we attend trade shows and exhibitions, sponsor promotional programs and events and in-store promotions, and engage in an extensive public relations effort that has resulted in articles in numerous sports, health, fitness, trade and natural product publications, newspaper coverage, and television spots. In addition, we utilize a number of paid endorsers to promote our sports nutrition line of products, including several well-known athletes and a number of professional coaches from bicycling, running, swimming, triathlete, hockey, and basketball.

     In the twelve-month periods ended December 31, 2001 and December 31, 2002 and the six-month period ended June 30, 2003, our expenditures for product advertising and promotion were approximately $557,000, $900,000 and $414,000, respectively.

Status of Publicly Announced New Products

     The status of all products which have been the subjects of or mentioned in public announcements by us in the past year are discussed above under the caption "Principal Products and Markets".

Competition

     Depending on the product category, our competition varies.

     The sports drink market in which ENDUROX R4(R) and ACCELERADE(R) compete is dominated by companies selling brands such as Gatorade and Powerade who sell ready-to-drink products, as well as smaller companies such as Cytosport (Cytomax) who sell powdered, ready-to-mix products. In addition, there are a number of new foreign entries such as Enervit and Extran that have introduced sports drinks into the United States focusing on the endurance athlete. Increased competitive activity from such companies could make it more difficult for us to increase or keep market share since such companies have greater financial and other resources available to them and possess far more extensive manufacturing, distribution and marketing capabilities than we do. In addition, in the market for ready-to-drink sports drinks, we must compete with large companies whose products enjoy substantial name recognition. As a result, it may be more difficult for us to earn market share in the market for ready-to-drink sports drinks than in other markets in which we face competition.

     The competitive market for weight loss products is divided into four basic segments: herbal supplements (e.g., Metabolite), meal replacement products (e.g., Slim Fast), food plans (e.g., Weight Watchers) and prescription products (e.g., Xenical). Today, weight loss products are manufactured by dietary supplement manufacturers, pharmaceutical manufacturers, diet food companies (e.g. Slim Fast Foods Company), and over-the-counter drug companies. Intense competitive activity in this market could make it difficult for us to increase or keep market share, as most of the companies who have products in this category have greater financial, marketing, sales, manufacturing, and distribution resources than we do.

     Since our products are based upon natural ingredients, our competitors have access to the same ingredients and will be able to develop and market products the same as or similar to our products. Except to the limited extent that we may obtain patent protection for certain uses of ingredients in out products, our competitors' products may make the same claims of benefits from use of the products that we make.

     We believe that long term success in the marketplace for any of our products is likely to be less dependent on the novelty of the product than on such factors as distribution and marketing capabilities, and whether or not the product enjoys some proprietary advantage, such as patent protection or an established brand name.

Suppliers of Raw Materials

     We do not have manufacturing facilities and have no present intention to manufacture any products ourselves. We fulfill product needs through relationships with independent manufacturers. We generally do not have long term contracts with any of these manufacturers. Competitors who do their own manufacturing may have an advantage over us with respect to pricing, availability of product and in other areas through their control of the manufacturing process.

     Generally, our contract manufacturers obtain raw materials necessary for the manufacture of our products from numerous sources. We generally do not have contracts with suppliers of materials required for the production of our products. We obtain ciwujia for our ENDUROX caplet line of products from suppliers in the Peoples Republic of China. At the present time, we obtain all of our needs from one supplier in the People's Republic of China, but believe that we could switch to a number of alternative suppliers without significant effect. We have not entered into any long term supply agreements with this supplier. Our weight loss product, SATIETROL, is composed of numerous ingredients, most of which are available from multiple sources. In addition, all other raw materials used in our existing products are available from multiple sources.

     There is no assurance that suppliers will provide the raw materials needed by us in the quantities requested or at a price we are willing to pay. Because we do not control the source of these raw materials, we are is also subject to delays caused by interruption in production of materials based on conditions outside of our control.

     In 2002, we entered into an agreement with Cargill, Inc. to purchase $57,500 of trehalose in 2003. This ingredient will be used in both the powder and ready-to-drink forms of our ACCELERADE(R) product. In connection with this agreement, we will receive marketing support, distribution, and manufacturing resources under this agreement in 2003.

Dependence on Major Customers

     General Nutrition Centers and Performance, Inc. accounted for approximately 30% and 23%, respectively, of our net sales in fiscal 2002. The loss of these customers, a significant reduction in purchase volume by these customers, or the financial difficulty of such customers, for any reason, could significantly reduce our revenues. We have no agreement with or commitment from either of these customers with respect to future purchases.

Patents and Trademarks

     We received a use patent, United States Patent No. 5,585,101, in December 1996 covering the use of ciwujia, the principal active herb in ENDUROX, entitled Method to Improve Performance During Exercise Using the Ciwujia Plant. This patent expires in December 2013.

     We received a composition of matter patent, United States Patent No. 6,051,236, in April 2000 for ENDUROX R4(R) entitled Composition for Optimizing Muscle Performance During Exercise. This patent expires in April 2017.

     We received a composition of matter patent, United States Patent No. 6,207,638, in March 2001 for SATIETROL entitled Nutritional Intervention Composition for Enhancing and Extending Satiety. This patent expires in March 2018.

     We received a use patent, United States Patent No. 6,429,190, in August 2002 for SATIETROL entitled Method For Extending The Satiety Of Food By Adding A Nutritional Composition Designed To Stimulate Cholecystokinin (CCK). This patent expires in August 2019.

     We received a composition of matter patent, United States Patent No. 6,436,899, in August 2002 for SATIETROL entitled Nutritional Intervention Composition for Enhancing and Extending Satiety. This patent expires in August 2019.

     We received a composition of matter patent, United States Patent No. 6,468,962, in October 2002 for SATIETROL entitled Nutritional Intervention Composition for Enhancing and Extending Satiety. This patent expires in October 2019.

     We received a Notice of Allowance on a composition of matter patent in February 2003 for SATIETROL entitled Nutritional Intervention Composition for Improving Efficacy of a Lipase Inhibitor.

     We also have the following patents pending for our SATIETROL technology:

PATENTS PENDING                                                                DATE SUBMITTED
Composition Containing Protease Inhibitor Extends Post Meal Satiety            June 2001
Nutritional Intervention Composition for Enhancing and Extending Satiety       June 2002
Composition for Reducing Caloric Intake                                        October 2002

     The patent holder for all patents is our President, Dr. Robert Portman, and he assigns all patents to us. To the extent we do not have patents on our products, we can give you no assurance that another company will not replicate one or more of our products, nor can we give you any assurance that patents which we do obtained will provide meaningful protection or significant competitive advantages over competing products. For example, our use patent on ciwujia would not prevent the sale of a product containing that herb with a claim or for a use that was not covered by our patent.

     We have federal trademark registrations for ENDUROX, ENDUROX EXCEL, ENDUROX ProHeart, ENDUROX R4(R), SATIETROL, SATIETROL COMPLETE, and ACCELERADE(R). We also have filed our trademarks in most Western European countries, Canada, Mexico and Japan. Our policy is to pursue registrations for all of the trademarks associated with our key products, and to protect our legal rights concerning the use of our trademarks. We rely on common law trademark rights to protect our unregistered trademarks.

Governmental Regulation

     We have determined that all of our existing and proposed products, as described above, are nutritional or dietary supplements as defined under federal statutes and regulations of the FDA. Neither nutritional supplements nor dietary supplements require FDA or other governmental approval to market in the United States. No governmental agency or other third party makes a determination as to whether our products qualify as nutritional supplements, dietary supplements, or neither. We make this determination based on the ingredients contained in the products and the claims made for the products. The processing, formulation, packaging, labeling and advertising of such products, however, are subject to regulation by one or more federal agencies including the FDA, the Federal Trade Commission, the Consumer Products Safety Commission, the Department of Agriculture and the Environmental Protection Agency. Our activities also are subject to regulation by various agencies of the states and localities in which our products are sold.

     We market products that are covered under two types of FDA regulations, Nutritional Supplements and Dietary Supplements. Nutritional Supplements contain food and GRAS (Generally Regarded as Safe) ingredients and do not required FDA approval or notification. Such products must follow labeling guidelines outlined by the FDA.

     Dietary Supplements is a classification of products resulting from the enactment of the Dietary Supplement Health and Education Act of 1994 in October 1994. This Act amended and modified the application of certain provisions of the Federal Food, Drug and Cosmetics Act as they relate to dietary supplements, and required the FDA to promulgate regulations consistent with the Dietary Supplement Health and Education Act.

     The Dietary Supplement Health and Education Act defines a dietary supplement to include:

     o any product intended to supplement the diet that bears or contains a vitamin, mineral, herb or other botanical, an amino acid, a substance to supplement the diet by increasing the total dietary intake, or any concentrate, constituent, extract, or combination of any such ingredient, provided that such product is either intended for ingestion in tablet, capsule, powder, softgel, gelcap, or liquid droplet form or, if not intended to be ingested in such form, is not represented for use as a conventional food or as a sole item of a meal or the diet,
     o is not represented for use as a conventional food or as a sole item of a meal or the diet, and
     o is labeled as a dietary supplement.

     The practical effect of such an expansive definition is to ensure that the new protections and requirements of the Dietary Supplement Health and Education Act will apply to a wide class of products.

     Under the Dietary Supplement Health and Education Act, companies that manufacture and distribute dietary supplements are allowed to make any of the following four types of statements with regard to nutritional support on labeling without FDA approval:

     o a statement that claims a benefit related to a classical nutrient deficiency disease and discloses the prevalence of such disease in the United States;
     o a statement that describes the role of a nutrient or dietary ingredient intended to affect structure or function in humans;
     o a statement that characterizes the documented mechanism by which a nutrient or dietary ingredient acts to maintain or function; or
     o a statement that "describes general well-being" from consumption of a nutrient or dietary ingredient.

     In addition to making sure that a statement meets one of these four criteria, a manufacturer of the dietary supplement must have substantiation that such statement is truthful and not misleading, must not claim to diagnose, mitigate, treat, cure, or prevent a specific disease or class of diseases, and must contain the following disclaimer, prominently displayed in boldface type:
"This statement has not been evaluated by the Food and Drug Administration. This product is not intended to diagnose, treat, cure, or prevent any disease."

     On February 6, 2000, the FDA issued new guidelines concerning statements made for dietary supplements. These new regulations have important implications for the marketing of weight loss products such as SATIETROL. Previously the regulations made it clear that a product that made a claim for obesity must be treated as a drug. Under the new regulations the FDA now makes a distinction between obesity and overweight. Overweight is no longer considered a disease but rather a natural life process. Overweight is considered a condition that effects the structure and function of the body. As now defined, dietary supplements can make a claim for ordinary weight loss rather than as a treatment for obesity. Furthermore, these regulations also permit the use of appetite suppressant as a structure/function claim under the Dietary Supplement Health Education Act. The issuance of these regulations will give SATIETROL greater latitude in the types of claims the product can make as long as such claims are substantiated by the necessary studies.

Expenditures for Research and Development

     Our research and development expenditures in fiscal years 2002 and 2001, exclusive of market research and marketing related expenditures, were $166,000 and $106,000, respectively.

Compliance with Environmental Laws

     We are not aware of any "administrative" or other costs, which we incur which are directly related to compliance with environmental laws.

Employees

     As September 18, 2003, we have 12 full time employees. Of these, 3 employees are executive, 5 are in sales and marketing, and 4 are in accounting, operations and administrative. We employ a number of consultants who devote limited portions of their time to our business. None of our employees are represented by a union and we believe that our employee relations are good.

Properties

     We currently lease our office space in Matawan, New Jersey. In June, 2003, we entered into a lease that expires on June 30, 2007 for approximately 5,500 gross square feet with an annual base rent through March 31, 2006 of $123,750.00, plus a proportionate share of increases in operating costs, such as utilities and insurance, and taxes From April 1, 2006 through June 30, 2007, the annual base rent will increase to $140,250.00, plus our proportionate share of increases in operating costs and taxes.

     We do not intend to develop our own manufacturing capabilities, since management believes that the availability of manufacturing services from third parties on a contract basis is more than adequate to meet our needs in the foreseeable future.

     We do not have any real estate investments.

Legal Proceedings

     We are not a party to any material, threatened or pending legal proceedings.

                                   MANAGEMENT

Executive Officers and Directors

     Set forth below is information concerning our executive officers, directors and key employees, including their ages, as of September __, 2003:

Name                       Age      Position with Pacific Health
Robert Portman, Ph.D.      58       President and Chief Executive Officer, and Chairman of the Board of Directors
Stephen P. Kuchen 42                Vice President - Finance, Chief Financial Officer, Treasurer, Assistant Secretary, and Director
Bruce Bollinger            43       Executive Vice-President of Marketing
David I. Portman           62       Secretary and Director
T. Colin Campbell, Ph.D.   69       Director*
Michael Cahr               63       Director*,#
Joseph Harris              56       Director*,#
Gregory T. Horn                     Director

*Member of Audit Committee
#Member of Compensation Committee

     DR. ROBERT PORTMAN has served as our President and Chairman of the Board of Directors since its inception. Dr. Portman has a Ph.D. in Biochemistry and worked as a senior scientist at Schering Laboratories before co-founding M.E.D. Communications in 1974 with his brother, David Portman. In 1987, Dr. Portman started a consumer agency and, in 1993, he merged both agencies to form C&M Advertising. C&M Advertising, with billings in excess of $100 million, handled national advertising for such diverse accounts as Berlex Laboratories, Ortho-McNeil Laboratories, Tetley Tea, Radisson Hotels and HIP of New Jersey. Effective June 1, 1995, Dr. Portman relinquished his responsibilities as Chairman of C&M Advertising (which since has been renamed "The Sawtooth Group") to assume his present positions with PacificHelath on a full time basis, and, in September 1996, Dr. Portman sold his interest in that company.

     STEPHEN P. KUCHEN is our Vice President - Finance, Chief Financial Officer, Treasurer and Assistant Secretary as well as a Director of PacificHealth. Mr. Kuchen joined us in February of 2000 as Controller, and was appointed to his current positions in June 2000 to fill a vacancy. Prior to joining PacificHealth, Mr. Kuchen was employed from 1996 to 1999 as the Controller of Able Laboratories, a South Plainfield, New Jersey public company that manufactures and sells generic pharmaceuticals. Prior to his employment by Able Laboratories, Mr. Kuchen was the Controller of Jerhel Plastics, a privately owned manufacturer of women's compact cases from 1993 to 1996. Mr. Kuchen is a graduate of Seton Hall University in South Orange, NJ, and is a Certified Management Accountant.

     BRUCE BOLLINGER has served as Executive Vice-President of Marketing since November 2002. Mr. Bollinger most recently served as Vice President of Marketing for Snapple Beverage Group, a division of Cadbury Schweppes PLC, since November of 1999. At Snapple, he was instrumental in greatly increasing the market share, revenues, and brand awareness for such well-known brands as Orangina(TM), Yoo-hoo(TM), Mistic(TM) juices, and Stewart's(TM) sodas. He brings to us more than 18 years of advertising, brand management, marketing, and promotion experience from other consumer products companies including Campbell Soup, Arm & Hammer - a division of Church & Dwight, and Nabisco - a division of R.J. Reynolds Tobacco.

     DAVID I. PORTMAN has served as Secretary and a Director of PacificHealth from its inception. Mr. Portman has a BS in Pharmacy and an MBA. He worked as a sales representative and marketing manager for Eli Lilly, Beecham-Massengill, Winthrop Laboratories and Sandoz Pharmaceuticals before co-founding M.E.D. Communications in 1974. In 1988, Mr. Portman sold his interest in M.E.D. Communications to Robert Portman, and became President of TRIAD Development, a real estate company that has numerous commercial and rental properties in New Jersey, a position that he still holds. Mr. Portman served as a director of First Montauk Securities Corp. from 1993 through December 31, 2002.

     DR. T. COLIN CAMPBELL has served as a Director of PacificHealth since its inception. Dr. Campbell also serves as Chairman of our U.S. Scientific Advisory Board. Dr. Campbell has been Jacob Gould Schurman Professor of Nutritional Biochemistry of Cornell University since 1985. Over the past three decades, Dr. Campbell has been directing research correlating diet, lifestyle and disease. In 1979, Dr. Campbell, with the encouragement of the Chinese government, initiated the largest epidemiological study ever undertaken focusing on the relationship between nutrition and disease. The China-Cornell Research Project is expected to continue well into the 21st Century. Dr. Campbell is an honorary professor at the Chinese Academy of Preventive Medicine.

     MICHAEL CAHR was appointed to our Board of Directors in April 2002. Since April 1999, Mr. Cahr has served as President of Saxony Consultants, a company that provides financial and marketing expertise to organizations in the United States and abroad. Mr. Cahr was Chairman of Allscripts, Inc., the leading developer of hand-held devices that provide physicians with real-time access to health, drug and other critical information from September 1997 through March 1999 and President, CEO and Chairman from June 1994 to September 1997. Prior to Allscripts, Mr. Cahr was Venture Group Manager for Allstate Venture Capital where he oversaw investments in technology, healthcare services, biotech and medical services from October, 1987 to June 1994. Mr. Cahr serves as a director of Lifecell Corporation, a Branchburg, New Jersey-based, publicly traded tissue engineering company where he has been a board member since 1991. He is also a director of Truswal Systems, an Arlington, Texas-based software engineering firm.

     JOSEPH HARRIS was appointed to our Board of Directors in April 2002. Mr. Harris currently serves as Managing Partner of Conestoga Capital Partners, LLC, a venture capital company primarily making investments in early stage technology companies. From 2000 until 2002, Mr. Harris was Senior Vice-President - Corporate Development of Cantel Medical Corporation, a Nasdaq-listed medical device company. He was a Senior Vice-President and Director - Corporate Strategy and Development for SmithKline Beecham plc, a major pharmaceutical and healthcare company listed on both the New York Stock Exchange and London Stock Exchange, from 1996 to 2000. From 1986 to 1996, Mr. Harris served as Managing Director - Business Development and Director-Licensing and Technology Development for Eastman Kodak Company. He served as General Counsel, Secretary and Treasurer for Acme Electric Corporation, a New York Stock Exchange company that manufactures electrical and electronic equipment. Mr. Harris is licensed to practice law and is a certified public accountant in New York. In these capacities, he has worked as an attorney for Mackenzie Lewis Michelle & Hughes, a Syracuse, New York law firm and as an accountant on the tax and audit staff for Coopers & Lybrand, an International Public Accounting Firm based in Syracuse, New York.

     Gregory T. Horn was appointed to our Board of Directors in September 2003. Mr. Horn currently serves as partner and managing director of Lyric Capital, a venture capital firm. From 1991 through 2001, Mr. Horn was an executive with General Nutrition, Inc., most recently as Chief Executive Officer. General Nutrition, Inc. is a specialty retailer that has been our largest customer for several years. After the purchase of General Nutrition by Royal Numico, Mr. Horn served as Group Director of Nutritional Supplements and an Executive Board member of Royal Numico; a $4.5 billion global specialty nutrition company where he developed and led the U.S. and European launch of innovative nutritional supplements. Mr. Horn received an MBA from the University of California, Los Angeles in 1989 and a B.A., Summa Cum Laude, in Management and Psychology from University of Redlands in 1987.

Summary of Cash and Other Compensation

     The following table provides summary information concerning cash and non-cash compensation paid to or earned by our Chief Executive Officer and our executive officers, who received or earned cash and non-cash salary and bonus of more than $100,000 for the fiscal year ended December 31, 2002. Mr. Bollinger currently receives compensation of $150,000 annually. He is not included in the table as he received only $25,250 of compensation in 2002.

-----------------------------------------------------------------------------------------------------------------------------
                                        Annual Compensation                      Long Term Compensation
                              ----------------------------------------- -----------------------------------------
                                                                                   Awards              Payouts
                                                                        -----------------------------------------
                                                                                          Securities
                                                            Other                           Under-
                                                            Annual        Restricted        lying                   All Other
Name and                                                   Compen-          Stock         Options/        LTIP       Compen-
Principal                         Salary       Bonus        sation         Award(s)         SARs         Payouts     sation
Position              Year         ($)          ($)          ($)             ($)             (#)           ($)         ($)
-----------------------------------------------------------------------------------------------------------------------------
Robert Portman,       2002       275,000        -0-             (1)            -0-         300,000          -0-         -0-
President, Chief     --------------------------------------------------------------------------------------------------------
Executive Officer     2001       275,000      111,120    217,075(2)            -0-       1,160,000(3)       -0-         -0-
and Chairman of      --------------------------------------------------------------------------------------------------------
the Board             2000       200,000          -0-           (1)            -0-         275,000          -0-         -0-
-----------------------------------------------------------------------------------------------------------------------------
Stephen Kuchen,       2002       100,000         500            (1)            -0-             -0-          -0-         -0-
[Chief Financial     ---------------------------------------------------------------------------------------------------------
Officer,] Vice        2001        92,500       3,000            (1)            -0-         25,000           -0-         -0-
President[,          --------------------------------------------------------------------------------------------------------
Treasurer and         2000       72,452(4)      -0-             (1)            -0-         35,000           -0-         -0-
Assistant
Secretary]
-----------------------------------------------------------------------------------------------------------------------------

(1)  Less than 10% of annual salary and bonus.
(2)  Value of re-priced options on date of exercise by Dr. Portman.
(3) 475,000 of these options were re-priced options issued to Dr. Portman prior to 1999 as discussed above, and 225,000 of these options were replacements for options that expired in 2001.
(4)  Mr. Kuchen joined Pacific Health in February 2000.

Option Grants in Last Fiscal Year
     The following table summarizes option grants during the fiscal year ended December 31, 2002 to or by each of the executive officers named in the Summary Compensation Table above.

----------------------------------------------------------------------------------------------------------------------
                                             Number of        Percent Of Total
                                            Securities          Options/SARs
                                            Underlying           Granted to         Exercise Or
                                           Options/SARs         Employees In         Base Price
Name                                        Granted (#)          Fiscal Year         ($/Share)       Expiration Date
----------------------------------------------------------------------------------------------------------------------
Robert Portman                              300,000(1)              66.8%              $2.79            12/31/07
----------------------------------------------------------------------------------------------------------------------
Stephen Kuchen                                 - 0 -                - 0 -              - - -              - - -
----------------------------------------------------------------------------------------------------------------------

(1) Dr. Portman's options vest as to 100,000 shares at 12/31/02, 100,000 shares at 12/31/03, and 100,000 shares at 12/31/04.

Aggregated Option Exercises In Last Fiscal Year and Fiscal Year-End Option
Values

     The following table summarizes the number and value of options held by each of the executive officers named in the Summary Compensation Table above at December 31, 2002.

-------------------------------------------------------------------------------------------------------------------
                                                             Number of Securities          $ Value of Unexercised
                                                            Underlying Unexercised          In-the-Money Options
                                 Shares                      Options At 12/31/02                 At 12/31/02
                                Acquired      Value              Exercisable/                   Exercisable/
                               On Exercise   Realized           Unexercisable                   Unexercisable
Name                               (#)         ($)                   (#)                             ($)
-------------------------------------------------------------------------------------------------------------------
                                                        Exercisable    Unexercisable    Exercisable    Unexercisable
-------------------------------------------------------------------------------------------------------------------
Robert Portman                     -0-         -0-        1,130,000       430,000        1,671,010       724,510
-------------------------------------------------------------------------------------------------------------------
Stephen Kuchen                     -0-         -0-           60,000         -0-             79,995         -0-
-------------------------------------------------------------------------------------------------------------------

     For the purpose of computing the value of "in-the-money" options at December 31, 2002 in the above table, the fair market value of the common stock at such date is deemed to be $3.15 per share, the closing sale price of the common stock on such date as reported by Nasdaq.

Employment Agreements and Change in Control Provisions

     Currently, Dr. Portman is employed by us under a 2003 Employment Agreement that was effective as of January 1, 2003. Under the 2003 Employment Agreement, Dr. Portman will receive a salary of $275,000 per year. The 2003 Employment Agreement also provides that Dr. Portman may request the Compensation Committee of the Board of Directors to renegotiate his salary if our financial situation improves. In addition, Dr. Portman is entitled to a discretionary bonus upon the recommendation of the Compensation Committee. Also pursuant to the 2003 Employment Agreement, Dr. Portman received options to purchase up to 300,000 shares of our common stock under our 2000 Stock Option Plan priced at $2.79 per share (the market price of our common stock at December 24, 2002). One-third of the options vested on January 1, 2003, one-third vest on January 1, 2004 and one-third vest on January 1, 2005, provided that Dr. Portman is employed by us at such dates. To the extent not previously vested, the options also will vest if Dr. Portman's employment is terminated by us without cause or by Dr. Portman with cause.

     The 2003 Employment Agreement has a term of two years and will terminate on December 31, 2004 unless terminated earlier by either Dr. Portman or us. Dr. Portman has the right to terminate the 2003 Employment Agreement without cause (as defined in the 2003 Employment Agreement) on thirty days prior written notice, or with cause. We have the right to terminate the 2003 Employment Agreement for cause (as defined in the 2003 Employment Agreement). We have an employment agreement with Dr. Portman, which expires December 31, 2004. Among other terms, this agreement provides:

     o If we terminate Dr. Portman's employment without cause, or he terminates his employment with cause, his options to purchase our common stock will immediately vest and will be retained by him, notwithstanding his termination.
     o In the event Dr. Portman's employment is terminated by us without cause or by him with cause, he is entitled to receive a lump sum payment of an amount equal to his salary for the lesser of one year or the remaining term of the agreement.
     o Upon Dr. Portman's termination for any reason, including his voluntary termination, Dr. Portman will not be bound by any non-competition agreement unless we continue to pay his salary, in which case he will be subject to a one year non-competition agreement.

     Under our arrangement with Mr. Bollinger, in the event of sale, merger or change in control of the Company, if Mr. Bollinger is subsequently terminated, his compensation substantially changed, or certain other aspects of his employment materially affected, Mr. Bollinger would be entitled to double his ordinary severance of three months' salary, and all of his options would become immediately vested.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     During the last two fiscal years, we have not entered into any material transactions or series of transactions which, in the aggregate, would be considered material in which any officer, director or beneficial owner of 5% or more of any class of our capital stock had a direct or indirect material interest, nor are any such transactions presently proposed, except as follows:

     In an August and September 2003 private placement, we issued an aggregate of 3,208,556 shares of common stock, together with warrants exercisable for an aggregate of 1,604,278 shares of common stock. The shares and warrants were issued in units of two shares and one warrant. Each warrant is exercisable for one share of common stock. Investors paid $.935 for each unit, which price represented a 15% discount from the market price of two shares, calculated over a ten day period as of the initial closing. Certain of our executive officers and directors participated in this transaction. Robert Portman, David Portman and Stephen Kuchen, respectively, purchased 320,856, 106,952 and 10,696 shares, together with 160,428, 53,476 and 5,348 warrants, in this private placement, on the same price and terms as non-affiliated investors. In addition, Mr. Horn, our new director, purchased 427,807 shares and 213,903 warrants on the same terms as other investors. Mr. Horn committed to the purchase of such shares at approximately the same time as he was elected director.

In April 2001, the Company issued an aggregate of $100,000 in principal amount of its 10% Promissory Notes due in 2002, together with warrants exercisable for 100,000 shares of the Company's common stock at $0.875 per share, to David Portman. The warrants expire three years from issuance. This issuance was part of a private placement of an aggregate of $300,000 in principal amount of such notes and warrants for 300,000 shares of the Company's Common Stock. The principal of this Note was repaid in June 2001 with the proceeds from the Company's transaction with GlaxoSmithKline PLC.

           SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT

     As of September 26, 2003, we had 9,324,259 shares of common stock outstanding. The following table sets forth information as of September 26, 2003 concerning the ownership of our common stock by our directors, executive officers and each person known to us to be the beneficial owner of more than five percent of our common stock and the total voting power represented by the securities owned by such persons.

                                                   Common Stock (2)                       Common Stock (2)
         Name and Address (1)                  Amount Beneficially Owned                 Percentage of Class
                                               -------------------------                 -------------------
Robert Portman (3)                                   3,061,051                                  28.2%
President, Chief Executive Officer and
a Director and Chairman of the Board

Stephen P. Kuchen (4)                                   74,244                                     *%
Vice President, Chief Financial
Officer, Treasurer, Assistant
Secretary and a Director

Bruce Bollinger (5)                                      - 0 -                                     *
Executive Vice President- Marketing

David I. Portman (6)                                   473,928                                   5.0%
Secretary and a Director

T. Colin Campbell (7)                                  185,954                                   2.0%
Director

Michael Cahr (8)                                        20,000                                     *
Director

Joseph Harris (9)                                       21,000                                     *
Director

Gregory T. Horn (10)                                   651,710                                   6.8
Director


Executive Officers and Directors as a                4,487,887                                  39.5%
group (7 persons)

GlaxoSmithKline PLC                                    541,711                                   5.8%
Glaxo Wellcome House
Berkeley Avenue
Greenford, Middlesex
England UB6 0NN

-----------------
*    Less than one percent

(1) Except as otherwise indicated, the address of each person named in the above table is c/o PacificHealth Laboratories, Inc., 100 Matawan Road, Suite 420, Matawan, New Jersey 07747-39123.

(2) Common stock which is issuable upon the exercise of a stock option or warrant which is presently exercisable or which becomes exercisable within sixty days is considered outstanding for the purpose of computing the number of shares beneficially owned and the percentage ownership of persons holding such options and warrants, and of officers and directors as a group with respect to all options held by officers and directors.

(3) Includes 1,520,428 shares issuable upon exercise of options and warrants. Does not include 200,000 shares of common stock owned by Jennifer Portman, Dr. Portman's wife, individually and as Trustee for his and her minor children, as to which Dr. Portman disclaims beneficial ownership.

(4)  Includes 63,548 shares issuable upon exercise of options and warrants.

(5) Does not include a 2000 Plan Option to acquire 105,000 shares at a price of $1.02 per share, which does not vest within 60 days of the filing of this report.

(6)  Includes 178,476 shares issuable upon exercise of options and warrants.

(7) Includes 25,000 shares issuable upon exercise of options. Does not include 38,900 shares of common stock owned by Dr. Campbell's wife or 147,000 shares of common stock owned by Dr. Campbell's adult children, as to which he disclaims beneficial ownership.

(8)  Includes 20,000 shares issuable upon exercise of options.

(9)  Includes 20,000 issuable upon exercise of options.

(10) Includes 223,903 shares issuable upon exercise of options and warrants.

                          DESCRIPTION OF CAPITAL STOCK

     We are authorized to issue up to 50,000,000 shares of common stock, par value $0.0025 per share and 1,000,000 shares of preferred stock, no par value. As of the date of this prospectus, there are 9,324,259 shares of common stock and no shares of preferred stock outstanding. We also have outstanding options and warrants to purchase an aggregate of 2,248,575 shares of common stock in addition to the 1,791,216 shares issuable upon exercise of warrants that may be resold under this prospectus. The options and warrants do not confer upon holders any voting, dividend or other rights as shareholders of PacificHealth.

     The following is a summary of the material terms of our common stock and our preferred stock. This summary does not purport to be complete or to contain all the information that may be important to you and is qualified in its entirety by reference to our certificate of incorporation, as amended, and bylaws, as amended. We encourage you to read the provisions of these documents to the extent they relate to your individual investment strategy. Our certificate of incorporation and bylaws, as amended, are filed as exhibits to our Registration Statement on Form SB-2 (Registration No.333-36379) filed on September 25, 1997. An amendment increasing the authorized number of shares of common stock is filed as an exhibit to our annual report on Form 10-KSB for the year ended December 31, 2002. See the section of this prospectus entitled "Where You Can Find More Information."

     Subject to preferences that may be applicable to any preferred stock outstanding at the time, the holders of outstanding shares of common stock are entitled to receive dividends out of assets legally available therefore at such time and in such amounts as the Board of Directors may, from time to time, determine in its sole discretion. Holders of common stock are also entitled to one vote for each share of common stock held of record on all matters submitted to a vote of shareholders. The common stock is not entitled to preemptive rights and is not subject to redemption. Upon the liquidation, dissolution or winding up of PacificHealth, the assets legally available for distribution to shareholders are distributable ratably among the holders of the common stock and of any participating preferred stock outstanding at that time after payment of the liquidation preferences, if any, on all outstanding preferred stock and payment of creditors' claims. Each outstanding share of common stock is fully paid and non-assessable.

     Our certificate of incorporation authorizes the issuance of preferred stock with such designations, rights and preferences as may be determined from time to time by our Board of Directors. Accordingly, the Board of Directors is empowered, without shareholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of the common stock. As of the date hereof, we have no shares of preferred stock outstanding. Issuance of the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of PacificHealth.

     Warrants

The following is a brief summary of the Warrants held by the selling shareholders. This summary does not purport to be complete and is qualified in all respects by reference to the actual text of the Warrants.

Exercise Price and Terms. Each Warrant entitles the registered holder thereof to purchase one share of Common Stock, at any time during the five-year period commencing on the original issue date, at an exercise price equal to $.6325. The holder of any Warrant may exercise such Warrant by surrendering the certificate representing the Warrant to the Company, with the subscription form thereon properly completed and executed, together with payment of the exercise price. The Warrants may be exercised at any time in whole or in part at the applicable exercise price until the expiration of the Warrants. No fractional shares will be issued upon the exercise of the Warrants.

Redemption. Beginning one year after the initial Closing, the Company may redeem any or all outstanding and unexercised Warrants at a price of $.05 per Warrant share upon 30 days notice if both (a) during the 30 consecutive trading days ending on the date prior to the giving of the notice (the "Determination Period") the Market Price for at least 20 of such days is in excess of 200% of the Warrant Exercise Price, and (b) the average daily trading volume for the Determination Period is in excess of 30,000 shares per day.

Adjustments. The exercise price and the number of shares of Common Stock purchasable upon the exercise of the Warrants are subject to adjustment, upon the occurrence of certain events, including stock dividends, stock splits, combinations or reclassifications of the Common Stock. Additionally, an adjustment will be made in the case of a reclassification or exchange of Common Stock, consolidation or merger of the Company with or into another corporation, sale of all or substantially all of the assets of the Company or dissolution of the Company, in order to enable Warrantholders to acquire the kind and number of shares of stock or other securities or property receivable in such event by a holder of the number of shares of Common Stock that might have been purchased upon the exercise of the Warrant.

Transfer, Exchange and Exercise. Subject to applicable securities law, the Warrants may be presented to the Company for transfer, exchange or exercise at any time on or prior to their expiration date, at which time the Warrants become wholly void and of no value.

Warrantholders Not Shareholders. The Warrants do not confer upon holders any voting, dividend or other rights as shareholders of the Company.

Certain Provisions of Our Certificate of Incorporation and Bylaws and Delaware Anti-Takeover Law

Certificate of Incorporation and Bylaws

     Certain provisions of our certificate of incorporation and bylaws could make more difficult the acquisition of our company by means of a tender offer, a proxy contest, or otherwise, and the removal of incumbent officers and directors. These provisions are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of our company to first negotiate with us. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure our company outweighs the disadvantages of discouraging such proposals, including proposals that are priced above the then current market value of our common stock, because, among other things, negotiation of such proposals could result in an improvement of their terms.

Issuance of Preferred Stock

     As noted above, our Board of Directors, without shareholder approval, has the authority under our certificate of incorporation to issue preferred stock with rights superior to the rights of the holders of common stock. As a result, preferred stock could be issued quickly and easily, could adversely affect the rights of holders of common stock and could be issued with terms calculated to delay or prevent a change in control of us or make removal of management more difficult.

Number and Terms of Directors

     Pursuant to our bylaws, our Board of Directors has the authority to determine the number of directors that will constitute our Board of Directors and the terms of office of directors. The power of the Board of Directors to increase the number of directors to a maximum of nine and to determine directors' terms of office could make it more difficult for shareholders to replace a majority of the board of directors, may discourage a third party from making a tender offer or otherwise attempting to gain control of us and may maintain the incumbency of the Board of Directors.

Advance Notice of Nominations and Shareholder Proposals

     Our bylaws generally require at least 60 but no more than 90 days' advance notice by a shareholder of a proposal or director nomination that such shareholder desires to present at any annual meeting or special meeting of shareholders, which would prevent a shareholder from making a proposal or a director nomination at a shareholder meeting without our having advance notice of the proposal or director nomination. In the event that we give less than 70 days' notice or prior public disclosure of the date of any meeting of shareholders, a shareholder must provide notice of a proposal or director nomination to us no later than ten days following the day on which the notice of such meeting was mailed or public disclosure of the date of such meeting was made. These provisions could make a change in control more difficult by providing the incumbent directors with more time to prepare an opposition to a proposed change in control.

Special Meetings of Our Shareholders May Be Called Only by the Board of Directors, the Chairman, the President or the Holders of a Majority of the Outstanding Shares of Common Stock

     Our bylaws only permit the Board of Directors, the Chairman of the Board of Directors, the President or the holders of a majority of the outstanding shares of common stock entitled to vote at such meeting to call a special meeting of shareholders. This provision may prevent a shareholder with less than a majority interest from calling a special meeting unless such shareholder first obtains adequate support from a sufficient number of other shareholders.

Amendment of Our Bylaws

     Our certificate of incorporation and our bylaws authorize the Board of Directors to alter, amend or repeal the bylaws or adopt new bylaws by the affirmative vote of a majority of the directors present at any regular or special meeting of the Board of Directors at which a quorum is present. Our bylaws permit shareholders to alter, amend or repeal the bylaws or adopt new bylaws by the affirmative vote of the holders of two-thirds of the shares of our common stock of entitled to vote at any regular or special meeting of shareholders, provided that notice of such alteration, amendment, repeal or adoption of new by-laws is stated in the notice of any such special meeting. These provisions would prevent a shareholder with less than a two-thirds interest from altering, amending or repealing any bylaw or adopting any new bylaw unless such shareholder had first obtained adequate support from a sufficient number of other shareholders, but would permit a majority of the directors to take such action without approval of shareholders.

No Cumulative Voting in the Election of Directors

     Our shareholders are not permitted to cumulate their votes in the election of directors. As a result, shareholders owning a majority of our common stock may elect all of the directors.

     These provisions are intended to enhance the likelihood of continuity and stability in the composition of the Board of Directors and in the policies formulated by the Board and to discourage certain types of transactions that may involve an actual or threatened change of control of our company. These provisions are designed to reduce our vulnerability to an unsolicited proposal for a takeover that does not contemplate the acquisition of all of our outstanding shares or an unsolicited proposal for the restructuring or sale of all or part of our company. These provisions, however, could discourage potential acquisition proposals and could complicate, delay or prevent a change in control of our company. They may also have the effect of preventing changes in our management. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweighs the disadvantages of discouraging these proposals, including proposals that are priced above the then current market value of our common stock, because, among other things, negotiation of these proposals could result in an improvement of their terms.

The Delaware General Corporation Law

     We are not subject to Section 203 of the Delaware General Corporation Law. This provision generally prohibits a Delaware corporation from engaging in any business combination with any interested shareholder for a period of three years following the date the shareholder became an interested shareholder, unless

     o prior to such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the shareholder becoming an interested shareholder,

     o upon consummation of the transaction that resulted in the shareholder becoming an interested shareholder, the interested shareholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or

     o on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of shareholders and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested shareholder.

       Section 203 defines a business combination to include

     o any merger or consolidation involving the corporation and the interested shareholder,

     o any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested shareholder,

     o subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested shareholder,

     o any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested shareholder, or

     o the receipt by the interested shareholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

         In general, Section 203 defines an interested shareholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

                                  LEGAL MATTERS

     The validity of the shares of common stock offered hereby will be passed upon for PacificHealth by Eckert Seamans Cherin & Mellott, LLC, Philadelphia, Pennsylvania.

                                     EXPERTS

     The financial statements of PacificHealth as of and for the year ended December 31, 2002 have been included in this prospectus in reliance upon the report of Eisner LLP, independent auditors, appearing elsewhere in this prospectus, and upon the authority of said firm as experts in accounting and auditing. The financial statements of PacificHealth as of and for the year ended December 31, 2001 have been included in this prospectus in reliance upon the report of Larson, Allen, Weishair & Co., LLP, independent auditors, appearing elsewhere in this prospectus, and upon the authority of said firm as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

     We file reports, proxy statements and other information with the Securities and Exchange Commission. Copies of our reports, proxy statements and other information may be inspected and copied at the public reference facility maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of these materials also can be obtained by mail at prescribed rates from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549 or by calling the SEC at 1-800-SEC-0330. The SEC maintains a web site that contains reports, proxy statements and other information regarding us. The address of the SEC web site is http://www.sec.gov.

     In addition, we maintain a web site that contains information regarding our company, including copies of reports, proxy statements and other information we file with the SEC. The address of our web site is www.pacifichealthlabs.com. Our web site, and the information contained on that site, or connected to that site, are not incorporated and do not constitute a part of this prospectus.

     We have filed a registration statement on Form SB-2 with the SEC for the common stock offered by the selling shareholders under this prospectus. This prospectus does not include all of the information contained in the registration statement. You should refer to the registration statement and its exhibits for additional information that is not contained in this prospectus. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, you should refer to the exhibits attached to, or incorporate by reference into, the registration statement for copies of the actual contract, agreement or other document.

PACIFICHEALTH LABORATORIES, INC.


Notes to Financial Statements

December 31, 2002 and 2001


                        PACIFICHEALTH LABORATORIES, INC.

                          INDEX TO FINANCIAL STATEMENTS

Description                                                                                               Page
--------------------------------------------------------------------------------------------------------------
As of and for the Period Ended June 30, 2003 (Unaudited):

Balance Sheets as of June 30, 2003 and December 31, 2002 .............................................    F-2

Statements of Operations for the three and six months ended June 30, 2003 and 2002 ...................    F-3

Statements of Cash Flows for the six months ended June 30, 2003 and 2002 .............................    F-4

Notes to Financial Statements ........................................................................    F-5

As of and for the Year Ended December 31, 2002:

Independent Auditors' Report of Eisner, LLP ..........................................................    F-7

Independent Auditors' Report of Larson Allen & Welshair, LLP .........................................    F-8

Balance Sheets as of December 31, 2002 and 2001 ......................................................    F-9

Statements of Operations for the years ended December 31, 2002 and 2001 ..............................    F-10

Statements of Changes in Shareholders' Equity for the years ended December 31, 2002 and 2001 .........    F-11

Statements of Cash Flows for the years ended December 31, 2002 and 2001 ..............................    F-12

Notes to the Financial Statements ....................................................................    F-13

PACIFICHEALTH LABORATORIES, INC.

Votes to Financial Statements

December 31, 2002 and 2001



                        PACIFICHEALTH LABORATORIES, INC.
                                 BALANCE SHEETS

                                     ASSETS

                                                                                    June 30,        December 31,
                                                                                      2003              2002
                                                                                   (Unaudited)       (Audited)
                                                                                   -----------      ------------
Current assets:
 Cash and cash equivalents                                                         $   210,616       $   628,436
 Accounts receivable, net                                                              768,968           335,219
 Inventories                                                                         1,209,272         1,537,784
 Prepaid expenses                                                                      271,196           142,865
                                                                                   -----------       -----------
         Total current assets                                                        2,460,052         2,644,304
Property and equipment, net                                                             59,156            66,835
Other assets:
 Deposits                                                                               17,378             3,991
                                                                                   -----------       -----------
         Total assets                                                              $ 2,536,586       $ 2,715,130
                                                                                   ===========       ===========

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
 Notes payable                                                                       $ 259,287          $ 64,212
 Accounts payable and accrued expenses                                                 693,496           280,384
 Other                                                                                  31,734           100,000
                                                                                   -----------       -----------
         Total current liabilities                                                     984,517           444,596
                                                                                   -----------       -----------
Stockholders' equity:
 Common stock, $.0025 par value; authorized
   50,000,000 shares; issued and outstanding:
   6,115,703 shares at June 30, 2003 and
   6,114,703 shares at December 31, 2002                                                15,289            15,287
Additional paid-in capital                                                          13,848,583        13,839,973
Accumulated deficit                                                                (12,311,803)      (11,584,726)
                                                                                   -----------       -----------
                                                                                     1,552,069         2,270,534
                                                                                   -----------       -----------
                        Total liabilities and stockholders' equity                 $ 2,536,586       $ 2,715,130
                                                                                   ===========       ===========


                                                                             F-2

PACIFICHEALTH LABORATORIES, INC.

Notes to Financial Statements

December 31, 2002 and 2001


                        PACIFICHEALTH LABORATORIES, INC.
                            STATEMENTS OF OPERATIONS
        FOR THE THREE MONTHS AND SIX MONTHS ENDED JUNE 30,2003 AND 2002
                                  (UNAUDITED)

                                                     Three Months                        Six Months
                                                    Ended June 30,                     Ended June 30,
                                             ----------------------------         -------------------------
                                                 2003             2002                 2003        2002
                                             ----------        ----------         -----------    ----------
Revenues:
 Net product sales                           $1,520,552        $1,818,096           $2,918,331   $2,975,026

Cost of goods sold                              737,272           807,185            1,456,993    1,370,924
                                             ----------        ----------           ----------   ----------
Gross Profit                                    783,280         1,010,911            1,461,338    1,604,102
Selling, general and administrative expense   1,029,219         1,024,723            2,026,922    1,842,317
Research & development                           43,248            24,523              130,539       47,360
Depreciation expense                             13,356             9,359               27,473       18,574
                                             ----------        ----------           ----------   ----------
                                              1,085,823         1,058,605            2,184,934    1,908,251
                                             ----------        ----------           ----------   ----------

Net operating income (loss)                    (302,543)          (47,694)            (723,596)    (304,149)

Other income (expense):
 Interest income                                    522             4,086                1,466        9,941
 Interest expense                                (8,952)             (918)              (9,946)      (1,642)
 Other                                            5,000                 -                5,000            -
                                             ----------        ----------           ----------   ----------
                                                 (3,430)            3,168               (3,480)       8,299
                                             ----------        ----------           ----------   ----------
Income (loss) before income taxes              (305,973)          (44,526)            (727,076)    (295,850)
Provision for income taxes                            -                 -                    -            -
                                             ----------        ----------           ----------   ----------

Net income (loss)                            $ (305,973)       $  (44,526)          $ (727,076)  $ (295,850)
                                             ==========        ==========           ==========   ==========
Basic income (loss) per share                $    (0.05)       $    (0.01)          $    (0.12)  $    (0.05)
                                             ==========        ==========           ==========   ==========
Diluted income (loss) per share              $    (0.05)       $    (0.01)          $    (0.12)  $    (0.05)
                                             ==========        ==========           ==========   ==========

Weighted average common shares:

 Basic                                        6,115,703         6,061,302            6,115,438    6,050,313
                                             ==========        ==========           ==========   ==========
 Diluted                                      6,115,703         6,061,302            6,115,438    6,050,313
                                             ==========        ==========           ==========   ==========


PACIFICHEALTH LABORATORIES, INC.

Notes to Financial Statements

December 31, 2002 and 2001


                        PACIFICHEALTH LABORATORIES, INC.
                            STATEMENTS OF CASH FLOWS
                FOR THE SIX MONTHS ENDED JUNE 30, 2003 AND 2002
                                  (UNAUDITED)

                                                                                       2003              2002
                                                                                   -----------       -----------
Cash flows from operating activities:
  Net income (loss)                                                                 $ (727,076)       $ (295,850)
  Adjustments to reconcile net income (loss)
  to net cash used in operating activities:
   Depreciation                                                                         27,473            18,574
   Intrinsic value of stock options granted                                              7,552            15,950
 Changes in assets and liabilities:
   Decrease (Increase) in accounts receivable                                         (433,749)         (605,489)
   Decrease (Increase) in inventories                                                  328,512          (223,737)
   Decrease (increase) in prepaid expenses                                            (128,331)         (105,701)
   Decrease (increase) in deposits                                                     (13,387)                -
   Increase (Decrease) in accounts payable/accrued expenses                            413,112           345,524
   Increase (Decrease) in other current liabilities                                    (68,266)                -
                                                                                    ----------       -----------
Net cash used in operating activities                                                 (594,160)         (850,729)
                                                                                    ----------       -----------
Cash flows from investing activity:
   Purchase of fixed assets                                                            (19,794)          (14,946)
                                                                                    ----------       -----------
Net cash used in investing activities                                                  (19,794)          (14,946)
                                                                                    ----------       -----------
Cash flows from financing activities:
  Issuance of notes payable                                                            254,491            52,700
  Repayments of notes payable                                                          (59,417)          (41,113)
  Common stock options/warrants exercised                                                1,060           126,750
                                                                                    ----------       -----------
Net cash provided by financing activities                                              196,134           138,337
                                                                                    ----------       -----------
Net increase (decrease) in cash                                                       (417,820)         (727,338)
Cash, beginning balance                                                                628,436         1,848,847
                                                                                    ----------       -----------

Cash, ending balance                                                                $  210,616       $ 1,121,509
                                                                                    ==========       ===========

                                                                             F-4

PACIFICHEALTH LABORATORIES, INC.

Notes to Financial Statements

December 31, 2002 and 2001

                        PACIFICHEALTH LABORATORIES, INC.
                          NOTES TO FINANCIAL STATEMENTS
            FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2003 AND 2002
                                   (UNAUDITED)

1. Basis of Presentation:

     The accompanying unaudited financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and with the instructions for Form 10-QSB and Item 310 of Regulation S-B. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three and six months ended June 30, 2003 are not necessarily indicative of the results that may be expected for the year ending December 31, 2003. The unaudited financial statements should be read in conjunction with the financial statements and footnotes thereto included in the Company's annual report on Form 10-KSB for the year ended December 31, 2002.

2. Inventories

     As of June 30, 2003 and December 31, 2002, inventories consist of the following:

                                         06/30/03                 12/31/02
     Raw Materials                      $   9,431               $    3,228
             Packaging supplies            41,016                   39,341
             Work in Process               48,605                        -
             Finished goods             1,110,220                1,495,215
                                       ----------               ----------
                                       $1,209,272               $1,537,784
                                       ==========               ==========

3. Stock Based Compensation

     The Company granted 21,000 Incentive Stock Options (ISOs) to employees during the first six months of 2003 with exercise prices ranging from $0.80 per share to $1.92 per share. 11,000 of these options vest during the first quarter of 2004 and 10,000 of these options vest during the first quarter of 2005. The exercise price for all 21,000 options was equal to the fair market value of the common stock on the date of grant. Since the Company accounts for its options under APB No. 25, no compensation expense was recognized.

     The Company also granted 4,500 stock options to consultants during the first six months of 2003. All 4,500 options vested upon grant with exercise prices ranging from $0.89 per share to $2.15 per share. These options were determined to have a value of $4,873 for the six months ended June 30, 2003 and this amount was charged to operations and added to paid-in capital in accordance with SFAS 123. In addition, 45,000 options issued to consultants expired during the first six months of 2003.

     The following table illustrates the effect on net (loss) income and earnings per share if the fair value based method had been applied to all awards:

     Six Months Ended June 30,
                                                                   2003             2002
                                                                   ----             ----
     Reported net (loss) income                                 $(727,076)       $(295,850)
     Stock-based employee compensation expense included in
         reported net loss, net of related tax effects              - 0 -            - 0 -

     Stock-based employee compensation determined under the
         fair value based method, net of related tax effects     (130,271)         (82,757)
                                                                ---------        ---------
     Pro forma net (loss) income                                $(857,347)       $(378,607)
                                                                =========        =========
     Basic and diluted (loss) per share:
         As reported                                               ($0.12)          ($0.05)
         Pro forma                                                 ($0.14)          ($0.06)

PACIFICHEALTH LABORATORIES, INC.

Notes to Financial Statements

December 31, 2002 and 2001

4. Income Taxes

     The Company has approximately $11,588,000 in Federal net operating loss carryovers that were generated through June 30, 2003 and are available to offset future taxable income in calendar years 2003 through 2023.

     The components of the Company's deferred tax assets as of June 30, 2003 and December 31, 2002 are as follows:

                                                  2003              2002

     Net operating loss carry forwards        $ 4,270,000       $ 4,066,000
     Deferred charges                              45,000            45,000
     Valuation allowance                       (4,315,000)       (4,111,000)
                                              -----------       -----------
     Deferred tax asset                       $         -       $         -


5. Notes Payable

     Included in notes payable at June 30, 2003 is $173,206 payable to USA Funding. During the second quarter of 2003, the Company secured a $750,000 revolving asset-based credit facility from USA Funding of Dallas, TX. This facility is for one year commencing on June 1, 2003. The amount of available credit is based on the value of the Company's eligible receivables from time to time. Eligible receivables include those receivables that have payment terms less than net 45 days or have been outstanding for less than 90 days. The receivables are financed with recourse. This credit facility bears interest at a rate of prime plus 2% as well as a 0.75% discount rate on all advances.

INDEPENDENT AUDITORS' REPORT

Board of Directors and Stockholders
PacificHealth Laboratories, Inc.
Woodbridge, New Jersey


We have audited the accompanying balance sheet of PacificHealth Laboratories, Inc. as of December 31, 2002, and the related statements of operations, changes in stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements enumerated above present fairly, in all material respects, the financial position of PacificHealth Laboratories, Inc. as of December 31, 2002, and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.



/S/  Eisner LLP

Florham Park, New Jersey
February 12, 2003

INDEPENDENT AUDITOR'S REPORT




To the Board of Directors and Stockholders of PacificHealth Laboratories, Inc.


We have audited the accompanying balance sheet of PacificHealth Laboratories, Inc. as of December 31, 2001, and the related statements of operations, stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with U.S. generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of PacificHealth Laboratories, Inc. as of December 31, 2001, and the results of its operations and its cash flows for the year then ended, in conformity with U.S. generally accepted accounting principles.




                                         /s/ LARSON, ALLEN, WEISHAIR & CO., LLP

Blue Bell, Pennsylvania
January 29, 2002

PACIFICHEALTH LABORATORIES, INC.

Balance Sheets

                                                                                                        December 31,
                                                                                            --------------------------------
                                                                                                 2002                2001
                                                                                            -------------        -----------
ASSETS
Current assets:
   Cash and cash equivalents                                                                 $    628,436          $1,848,847
   Accounts receivable, net                                                                       335,219             192,628
   Inventories                                                                                  1,537,784           2,634,272
   Prepaid expenses                                                                               142,865             165,079
                                                                                             ------------          ----------
      Total current assets                                                                      2,644,304           4,840,826
                                                                                             ------------          ----------
Property and equipment, net                                                                        66,835              62,709

Deposits                                                                                            3,991             108,322
                                                                                             ------------          ----------
                                                                                             $  2,715,130          $5,011,857
                                                                                             ============          ==========
LIABILITIES
Current liabilities:
   Note payable                                                                              $     64,212             $45,048
   Accounts payable and accrued expenses                                                          280,384             291,506
   Other liabilities                                                                              100,000
                                                                                             ------------          ----------
        Total current liabilities                                                                 444,596             336,554
                                                                                             ------------          ----------
Commitments (Note G)

STOCKHOLDERS' EQUITY
Common stock, $.0025 par value, authorized 50,000,000 shares; issued and outstanding 6,114,703 shares at December 31, 2002 and
   6,039,203 shares at December 31, 2001                                                           15,287              15,098
Additional paid-in capital                                                                     13,839,973          13,674,479
Accumulated deficit                                                                            11,584,726)         (9,014,274)
                                                                                             ------------          ----------
        Total stockholders' equity                                                              2,270,534           4,675,303
                                                                                             ------------          ----------
                                                                                             $  2,715,130          $5,011,857
                                                                                             ============          ==========

                        See notes to financial statements

PACIFICHEALTH LABORATORIES, INC.


Statements of Operations

                                                                                                       Year Ended
                                                                                                       December 31,
                                                                                                --------------------------
                                                                                                    2002            2001
                                                                                                -------------   -----------
Revenues:
   Products                                                                                     $ 5,120,353     $4,895,527
   Licensing revenues                                                                                    --      1,250,000
                                                                                                -----------     ----------
                                                                                                  5,120,353      6,145,527
                                                                                                -----------     ----------
Cost of goods sold:
   Product sales                                                                                  2,467,608      2,590,847
   Write-off of inventory                                                                         1,297,485             --
                                                                                                -----------     ----------
                                                                                                  3,765,093      2,590,847
                                                                                                -----------     ----------
Gross profit                                                                                      1,355,260      3,554,680
                                                                                                -----------     ----------
Operating expenses:
   Selling, general and administrative                                                            3,725,512      3,065,336
   Research and development                                                                         165,514        106,085
   Depreciation                                                                                      47,045         43,578
                                                                                                -----------     ----------
                                                                                                  3,938,071      3,214,999
                                                                                                -----------     ----------
Net operating (loss) income                                                                      (2,582,811)       339,681
                                                                                                -----------     ----------
Other income (expense):
   Interest income                                                                                   15,378         39,422
   Interest expense                                                                                  (3,019)       (93,477)
                                                                                                -----------     ----------
                                                                                                     12,359        (54,055)
                                                                                                -----------     ----------
Net (loss) income                                                                               $(2,570,452)    $  285,626
                                                                                                ===========     ==========
Net (loss) income per share - basic                                                                  $(0.42)         $0.05
Net (loss) income per share - diluted                                                                $(0.42)         $0.04

Weighted average shares outstanding:
   Basic                                                                                          6,081,753      5,467,742
   Diluted                                                                                        6,081,753      6,477,640



                        See notes to financial statements

PACIFICHEALTH LABORATORIES, INC.

Statements of Changes in Stockholders' Equity

                                                          Common Stock           Additional
                                                       --------------------       Paid-in           Accumulated
                                                        Shares       Amount       Capital              Deficit            Total
                                                       ---------   ---------    ------------        -------------       ----------
Balance, January 1, 2001                               4,646,367   $  11,616    $ 11,060,246        $ (9,299,900)       $1,771,962
Common stock issued                                    1,392,836       3,482       2,191,591                             2,195,073
Re-pricing of employee stock options                                                 217,075                               217,075
Non-employee stock options                                                           105,525                               105,525
Issuance of stock warrants                                                           100,042                               100,042
Net income                                                                                               285,626           285,626
                                                       ---------   ---------    ------------        ------------        ----------
Balance, December 31, 2001                             6,039,203      15,098      13,674,479          (9,014,274)        4,675,303
Stock options exercised                                   75,500         189         136,562                               136,751
Fair value of stock options issued to non-employee                                    28,932                                28,932
Net loss                                                                                              (2,570,452)       (2,570,452)
                                                       ---------   ---------    ------------        ------------        ----------
Balance, December 31, 2002                             6,114,703   $  15,287    $ 13,839,973        $(11,584,726)       $2,270,534
                                                       =========   =========    ============        ============        ==========



                        See notes to financial statements

PACIFICHEALTH LABORATORIES, INC.

Statements of Cash Flows

                                                                                                     Year Ended December 31,
                                                                                                  ------------------------------
                                                                                                     2002                2001
                                                                                                  ------------      ------------
Cash flows from operating activities:
   Net (loss) income                                                                              $(2,570,452)      $   285,626
   Adjustments to reconcile net (loss) income to net cash used in operating activities:
        Depreciation                                                                                   47,045            43,578
        Fair value of non-employee stock options and warrants                                          28,932           422,642
        Write-off of inventory                                                                      1,297,485
        Changes in:
           Accounts receivable                                                                       (142,591)          248,769
           Prepaid expenses                                                                            22,214            (2,612)
           Inventory                                                                                 (200,997)         (981,579)
           Deposits                                                                                   104,331           (54,331)
           Accounts payable and accrued expenses                                                      (11,122)         (443,871)
           Other liabilities                                                                          100,000
                                                                                                   ----------       -----------
              Net cash used in operating activities                                                (1,325,155)         (481,778)
                                                                                                   ----------       -----------
Cash flows from investing activity:
   Purchase of property and equipment                                                                 (51,171)          (32,246)
                                                                                                   ----------       -----------
Cash flows from financing activities:
   Issuance of common stock                                                                                           1,500,000
   Common stock options exercised                                                                     136,751           695,073
   Proceeds of note payable                                                                           118,776            70,577
   Repayment of note payable                                                                          (99,612)          (73,270)
                                                                                                   ----------       -----------
              Net cash provided by financing activities                                               155,915         2,192,380
                                                                                                   ----------       -----------
Net (decrease) increase in cash and cash equivalents                                               (1,220,411)        1,678,356
Cash and cash equivalents at beginning of year                                                      1,848,847           170,491
                                                                                                   ----------       -----------
Cash and cash equivalents at end of year                                                          $   628,436       $ 1,848,847
                                                                                                  ===========       ===========
Supplemental disclosure of cash flow information:
   Cash paid for:
      Interest                                                                                    $     3,019       $     7,377



                        See notes to financial statements

PACIFICHEALTH LABORATORIES, INC.

Notes to Financial Statements
December 31, 2002 and 2001


NOTE A - THE COMPANY AND SIGNIFICANT ACCOUNTING POLICIES

[1] The Company:

       PacificHealth Laboratories, Inc. (the "Company" or the "PHLI") was incorporated in April 1995 to develop and market dietary supplements that improve and promote health and well being and can be offered for sale without prior approval by The Food and Drug Administration under current regulatory guidelines. The Company's first product, ENDUROX (R) was introduced in March 1996, and commercial sales began in May 1996. In March 1997, the Company extended the ENDUROX line of products with ENDUROX EXCEL (R). In February 1999, the Company introduced ENDUROX (R) R4 (TM) Performance/Recovery Drink, which demonstrated a number of exercise related benefits in clinical studies, including enhanced performance and extended endurance, decreased post-exercise muscle stress, and reduced free radical build-up. During 2000, the company introduced a new product, SATIETROL (R), an appetite control product which is based on the use of nutritional ingredients to stimulate cholecystokinin (CKK), a protein released after eating which has shown to be an important satiety signal in humans. This product competes in the market for weight loss and weight control products. In June 2001, the Company introduced ACCELERADE (R) Sports Drink which uses the same patented technology as ENDUROX R4 to improve endurance during exercise. The Company utilizes third party contractors to manufacture all products.

[2]    Cash and cash equivalents:

       The Company considers all highly liquid investments with a maturity of three months or less at the date of purchase to be cash equivalents.

[3]    Allowance for doubtful accounts:

       The Company provides an allowance for uncollectible accounts receivable based on management's evaluation of collectibility of outstanding accounts receivable.

[4]    Inventories:

       Inventories are recorded at the lower of cost or market using the first-in, first-out (FIFO) method.

[5]    Property and equipment:

       Property and equipment are stated at cost and are depreciated using the straight-line method over their estimated useful lives ranging from 2 to 5 years.

[6]    Earnings per share:

       Basic earnings per share is computed by dividing net income by the weighted average number of common shares outstanding during the year. Diluted earnings per share gives effect to all dilutive potential common shares outstanding during the year. The dilutive effect of the outstanding stock warrants and options was computed using the treasury stock method. For the years ended December 31, 2002 and 2001, diluted earnings per share did not include the effect of 2,248,575, 122,000 and 870,677, and 120,000 of options and warrants outstanding, respectively, at such dates as this effect would be anti-dilutive.

PACIFICHEALTH LABORATORIES, INC.

Notes to Financial Statements
December 31, 2002 and 2001

NOTE A - THE COMPANY AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

[7]    Revenue recognition:

       Revenue from product sales is recognized upon shipment to customers, title passing and all obligations of the Company have been satisfied. Standard sales contracts do not provide for product returns, rebates, discounts or other adjustments. Occasional customer contacts, while unusual, provide for contractual discounts, rebates, return allowances and other adjustments. A provision for these adjustments is made in the same period the related sales are recorded. These provisions have historically been insignificant. Except for the occasional contractual adjustments and product recalls, the Company generally does not accept product returns or make other adjustments. When the Company recalls or discontinues a product, subsequent to the initial sale, an allowance is provided when the recall or discontinuance becomes known.

       Consigned sales are not recorded until the product is re-sold and payment received. There were no outstanding consigned sales at December 31, 2002 or 2001.

       Revenue from the licensing agreement is recognized upon delivery of products or the completion of certain milestone events which reflect the culmination of the earning process.

[8]    Research and development:

       Costs of research and development activities are expensed as incurred.

[9]    Advertising costs:

       Advertising costs are expressed as incurred. During 2002 and 2001, the Company recorded advertising expense of $900,396 and $557,189, respectively.

[10]   Stock-based compensation:

       The Company accounts for stock-based employee compensation under Accounting Principles Board ("APB" Opinion No. 25, "Accounting for Stock Issued to Employees", and related interpretations. The Company has adopted the disclosure-only provisions of Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation" and SFAS No. 148, "Accounting for Stock-Based Compensation
       - Transition and Disclosure", which was released in December 2002 as an amendment of SFAS No. 123. The Company's stock option plans are described in Note H. The following table illustrates the effect on net (loss) income and earnings per share if the fair value based method had been applied to all awards.

                                                                                Year Ended December 31,
                                                                               --------------------------
                                                                                   2002           2001
                                                                               -------------   ----------
        Reported net (loss) income                                             $ (2,570,452)   $  285,626
        Stock-based employee compensation expense included in
           reported net loss, net of related tax effects                                  0       217,075
        Stock-based employee compensation determined under the
           fair value based method, net of related tax effects                     (267,377)     (166,418)
                                                                               ------------    ----------
        Pro forma net (loss) income                                            $ (2,837,829)   $  119,208
                                                                               ============    ==========
        Basic (loss) per share:
           As reported                                                                $(.42)         $.05
                                                                                      =====          ====
           Pro forma                                                                  $(.47)         $.02
                                                                                      =====          ====

        Diluted (loss) income per share:
           As reported                                                                $(.42)         $.04
                                                                                      =====          ====
           Pro forma                                                                  $(.47)         $.02
                                                                                      =====          ====

PACIFICHEALTH LABORATORIES, INC.

Notes to Financial Statements
December 31, 2002 and 2001


NOTE A - THE COMPANY AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

[10]   Stock-based compensation:  (continued)

       The fair value of each option grant on the date of grant is estimated using the Black-Scholes option-pricing model with a volatility of 132% for 2002 and 40% for 2001, expected life of options of 5 years, risk free interest rate of approximately 3% in 2002 and 5% in 2001 and a dividend yield of 0%. The weighted average fair value of options granted during the years ended December 31, 2002 and 2001 were $2.17 and $.18, respectively.

[11]   Segment information:

       SFAS No. 131, Segment Information, requires public enterprises to report financial and descriptive information about its reportable operating segments. Operating segments, as defined in SFAS No. 131, are components of an enterprise for which separate financial information is available and is evaluated regularly by the Company in deciding how to allocate resources and in addressing performance. The financial information is required to be reported on the basis that is used internally for evaluating this segment performance. The Company operates in one business segment: the design, development and marketing of dietary and nutritional supplements that enhance health and well being.

[12]   Income taxes:

       The Company recognizes deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined on the basis of the differences between the tax basis of assets and liabilities and their respective financial reporting amounts ("temporary differences") at enacted tax rates in effect for the years in which the differences are expected to reverse.

[13]   Comprehensive income:

       The Company has adopted SFAS No. 130, Reporting Comprehensive Income, which requires that all components of comprehensive income, including net income, be reported in the financial statements in the period in which they are recognized. Comprehensive income is defined as the change in equity during a period from transactions and other events and circumstances from non-owner sources. Net income and other comprehensive income shall be reported, net of their related tax effect, to arrive at comprehensive income. The Company does not have any comprehensive income items at December 31, 2002 and 2001.

[14]   Recent accounting pronouncements:

       In June 2001, the Financial Accounting Standards Board issued No. 141, Accounting for Business Combinations and SFAS No. 142, Accounting for Goodwill and other Intangible Assets effective for fiscal years beginning after December 15, 2001. Under SFAS No. 141, a company must use the purchase method of accounting for all business acquisitions. Under SFAS No. 142, goodwill and intangible assets deemed to have indefinite lives will no longer be amortized but will be subject to annual impairment tests in accordance with the statements. The adoption of these standards is expected to have no effect on the Company's financial statements.

       In August 2001, the FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. This statement superseded SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of and addresses financial accounting and reporting for impairment of long-lived assets to be held and used, and long-lived assets and components of an entity to be disposed of. We adopted this statement on January 1, 2002.

PACIFICHEALTH LABORATORIES, INC.

Notes to Financial Statements
December 31, 2002 and 2001


NOTE A - THE COMPANY AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

[14] Recent accounting pronouncements: (continued)

       In November 2002, the FASB issued Interpretation No. 45 (the "FIN 45"), Guarantor's Accounting and Disclosure Requirements for Guarantees, including Indirect Guarantees of Indebtedness of Others. FIN 45 clarifies the requirements of SFAS No. 5, Accounting for Contingencies, relating to a guarantor's accounting for, and disclosure of, the issuance of certain types of guarantees. For certain guarantees issued after December 31, 2002, FIN 45 requires a guarantor to recognize, upon issuance of a guarantee, a liability for the fair value of the obligations it assumes under the guarantee. Guarantees issued prior to January 1, 2003, are not subject to liability recognition, but are subject to expended disclosure requirements. We do not believe that the adoption of this Interpretation will have a material impact on our financial position or statement of operations.

       In January 2003, FASB issued FIN 46, an interpretation of Accounting Research Bulletin No. 51. FIN 46, requires us to consolidate variable interest entities for which we are deemed to be the primary beneficiary and disclose information about variable interest entities in which we have a significant variable interest. FIN 46 became effective immediately for variable interest entities formed after January 31, 2003 and will become effective in the third quarter of 2003 for any variable interest entities formed prior to February 1, 2003. The adoption of this standard is expected to have no material effect on the Company's financial statements.

[15]   Use of estimates:

       The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make certain estimates and assumptions that affect the reported amounts of assets, liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenue and expenses during the reporting period. Actual results may differ from these estimates.


NOTE B - ACCOUNTS RECEIVABLE

                                                           2002           2001
                                                        ----------    ----------
           Accounts receivable                        $   335,219     $ 252,253
           Less allowance for doubtful accounts                          59,625
                                                      -----------     ---------
                                                      $   335,219     $ 192,628
                                                      ===========     =========

NOTE C - INVENTORIES

Inventories consist of the following:
                                                           2002           2001
                                                        ----------    ----------

           Raw materials                              $     3,228      $318,892
           Packaging supplies                              39,341        45,849
           Finished goods                               1,495,215     2,272,836
           Reserve for obsolescence                                      (3,305)
                                                      -----------    ----------
                                                      $ 1,537,784    $2,634,272
                                                      ===========    ==========

PACIFICHEALTH LABORATORIES, INC.

Notes to Financial Statements
December 31, 2002 and 2001


NOTE D - PROPERTY AND EQUIPMENT

Property and equipment consist of the following:

                                                                   2002            2001
                                                                ---------       ---------
           Furniture and equipment                              $ 270,609       $ 221,323
           Molds and dies                                          83,735          81,850
                                                                ---------       ---------
                                                                  354,344         303,173
           Less accumulated depreciation                          287,509         240,464
                                                                ---------       ---------
                                                                $  66,835       $  62,709
                                                                =========       =========

Depreciation expense aggregated $47,045 and $43,578 for the years ended December 31, 2002 and 2001, respectively.


NOTE E- NOTE PAYABLE

                                                                   2002             2001
                                                                ---------       ----------
           Installment note payable to insurance
               finance company due in monthly
               installments of $7,343, including interest
               at 6.95% through September 2003                  $ 64,212
           Installment note payable to insurance
               finance company due in monthly
               installments of $4,784, including interest
               at 7.5% through September 2002                                    $ 45,048


NOTE F - STOCKHOLDERS' EQUITY

The total number of shares of all classes of stock which the Company has authority to issue is 51,000,000 shares, consisting of (a) fifty million (50,000,000) shares of common stock, par value $.0025 per share, and (b) one million (1,000,000) shares of preferred stock, par value $.01 per share. The preferred stock may be issued in one or more series, and may have such voting powers, full or limited, or no voting powers, and such designations and preferences as shall be stated in the resolution or resolutions providing for the issue thereof adopted by the Board of Directors of the Company, from time to time.

PACIFICHEALTH LABORATORIES, INC.

Notes to Financial Statements
December 31, 2002 and 2001


NOTE G - COMMITMENTS

[1]      Licensing agreement:

       On June 1, 2001, the Company entered into an exclusive license agreement with GlaxoSmithKline ("GSK"), one of the world's largest pharmaceutical companies, for SATIETROL, the Company's appetite control product. The agreement provided GSK with worldwide rights to the trademarks, technology, patents, and know how for SATIETROL for the duration of the patents which expire in 2017. Under the agreement, PHLI received an initial payment of $1,000,000, has received a subsequent milestone payment of $250,000. The agreement permitted GSK to terminate the license agreement at any time for any reason, provided that it paid all milestone payments earned prior to termination. In 2001, GSK also purchased approximately 9% of PHLI's common stock for $1.5 million under a contemporaneous stock purchase agreement. As of September 30, 2002, the Company has received an aggregate $2,750,000 from GSK from the combined licensing and stock purchase agreement. During the third quarter of 2002, GSK terminated the licensing agreement and therefore, the Company will not receive any additional milestone payments. All rights to the product under this agreement have reverted to the Company.

[2]    Employment agreement:

       The Company entered into a two-year employment contract on January 1, 2003, with the Chairman and CEO that provides for minimum annual compensation of $275,000. The Company is the beneficiary of a keyman life insurance policy (on the Chairman's life) for $2,000,000.

[3]    Lease:

       The Company has a lease agreement for its office space which expires in July 2003. The lease provides for the rental of 3,684 square feet. Minimum annual rentals, including utilities, through July 30, 2003 amounts to $30,390. Rent expense amounted to $68,031 and $61,342 in 2002 and 2001, respectively.

[4]    Purchase commitment:

       During the year ending December 31, 2002, the Company entered into an agreement with a third party to purchase raw material. The total commitment is for $57,500.


NOTE H - STOCK OPTION PLANS

The Company has two stock option plans (the "Plans") under which 2,238,575 shares of common stock are reserved for issuance under the Plans. In 1995, the Company established an incentive stock option plan (the "Plan") in which options to purchase the common stock of the Company may be awarded to employees. In 2000, the Company established another stock option plan to increase the number of options under the Plans.

Stock options may be granted as either incentive stock options intended to qualify under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or as options not qualified under Section 422 of the Code. All options are issued with an exercise price at or above 100% of the fair market value of the common stock on the date of grant. Incentive stock option plan awards of restricted stock are intended to qualify as deductible performance-based compensation under Section 162(m) of the Code. Incentive Stock Option awards of unrestricted stock are not designed to be deductible to the Company under
Section 162(m). The Board of Directors determines the option price (not to be less than fair market value for incentive options) at the date of grant. The options have a maximum term of 5 years and outstanding options expire from February 2003 through November 2011.

PACIFICHEALTH LABORATORIES, INC.

Notes to Financial Statements
December 31, 2002 and 2001

NOTE H - STOCK OPTION PLANS  (CONTINUED)

Stock option transactions for employees during 2002 and 2001 were as follows:

                                                                                Exercise Price        Weighted Average
                                                                                      Per              Exercise Price
                                                 Option           Vested            Common               Per Share
                                                 Shares           Shares             Share              Outstanding
                                                ---------        ----------     ---------------       ----------------
     Balance, January 1, 2001                   1,558,500         1,518,500      $1.75 - $6.00            $3.81
     Granted/vested during the year               971,500           455,000     $0.313 - $3.30               0.79
     Exercised during the year                   (625,000)         (625,000)    $0.313 - $2.25               0.74
     Expired during the year                     (227,500)         (227,500)     $2.25 - $3.75               3.73
     Cancelled during the year                   (190,000)         (190,000)         $3.75                   3.75
                                                ---------         ---------
     Balance, December 31, 2001                 1,487,500           931,000     $0.313 - $4.75               1.49
     Granted/vested during the year               469,200           308,167      $0.98 - $4.88               2.52
     Exercised during the year                    (61,000)          (61,000)     $1.00 - $2.00               1.98
                                               ----------        ----------
     Balance, December 31, 2002                 1,895,700         1,178,167     $0.313 - $4.88               1.68
                                               ==========        ==========

Information with respect to employee stock options outstanding and employee stock options exercisable at December 31, 2002 is as follows:


                                                          Weighted
                                                           Average          Weighted                       Weighted
                                         Number           Remaining         Average                         Average
                  Range of             Outstanding       Contractual        Exercise         Number        Exercise
               Exercise Prices         at 12/31/02     Life (in Years)       Price        Exercisable        Price
               ---------------         -----------     ----------------     --------      -----------      ----------
                $.313 - $2.00            965,700            3.54             $0.78            623,000         $.91
                $2.01 - $4.00            897,500            3.14             $2.64            527,667         2.44
                $4.01 - $4.88             32,500            4.08             $4.59             27,500         4.63

In addition to options granted to employees under the plans, the Company issued stock options pursuant to contractual agreements to non-employees. Options granted under these agreements are expenses when the related service or product is provided. The Company recognized an expense of $28,932 and $105,525 for such options issued in 2002 and 2001, respectively.

PACIFICHEALTH LABORATORIES, INC.

Notes to Financial Statements
December 31, 2002 and 2001



NOTE H - STOCK OPTION PLANS  (CONTINUED)

Stock option transactions for non-employees during 2002 and 2001 were as follows:

                                                                                       Exercise Price        Weighted Average
                                                                                            Per               Exercise Price
                                                          Option         Vested           Common                Per Share
                                                          Shares         Shares            Share                Outstanding
                                                        --------        --------       --------------         ---------------
          Balance, January 1, 2001                       304,200        214,200         $1.25-$6.00               $3.02

          Granted/vested during the year                 171,000        114,000         $0.313-$6.30               1.59
          Exercised during the year                      (16,125)       (16,125)        $0.781-$2.25               2.01
          Expired during the year                        (61,000)       (61,000)        $3.75-$4.75                4.00
          Cancelled during the year                       (5,000)        (5,000)           $3.75                   3.75
                                                         -------        -------
          Balance, December 31, 2001                     393,075        246,075         $0.313-$6.30               2.11

          Granted/vested during the year                  15,500        137,000         $1.00-$3.80                1.24
          Exercised during the year                      (15,000)       (14,500)        $1.00-$1.25                1.08
          Expired during the year                        (40,700)       (40,700)        $4.25-$6.00                5.37
                                                         -------        -------
          Balance, December 31, 2002                     352,875        327,875         $0.313-$6.00               1.79
                                                         =======        =======

Information with respect to non-employee stock options outstanding and non-employee stock options exercisable at December 31, 2002 is as follows:

                                                          Weighted
                                                           Average          Weighted                       Weighted
                                                          Remaining         Average                        Average
                  Range of               Number          Contractual        Exercise         Number        Exercise
               Exercise Prices         Outstanding     Life (in Years)       Price        Exercisable       Price
               ---------------         -----------     ---------------     ---------      -----------      ---------
               $0.313 - $2.00             201,500           2.75             $0.21            176,500        $1.03
                $2.01 - $4.00             134,875           2.00              0.36            134,875         2.38
                $4.01 - $6.30              16,500           1.50              2.60             16,500         5.13


PACIFICHEALTH LABORATORIES, INC.

Notes to Financial Statements
December 31, 2002 and 2001

NOTE H - STOCK OPTION PLANS  (CONTINUED)

Stock warrant transactions during 2002 and 2001 were as follows:

                                                                                                             Weighted Average
                                                                                    Exercise Price          Exercise Price Per
                                                   Warrant          Vested            Per Vested               Vested Common
                                                   Shares           Shares           Common Share                  Share
                                                  --------         --------       ---------------           -------------------
       Balance, January 1, 2001                    269,750          269,750        $3.438 - $8.70                 $   6.06

       Granted/vested during the year              300,000          300,000            $0.875                         0.875
       Exercised during the year                  (210,000)        (210,000)       $0.875 - $3.75                     1.01
       Expired during the year                     (60,875)         (60,875)       $ 3.75 - $6.25                     4.32

       Balance, December 31, 2001                  298,875          298,875        $0.875 - $8.70                     4.75

       Expired during the year                    (176,875)        (176,875)       $0.875 - $3.48                     7.11

       Balance, December 31, 2002                  122,000          122,000        $0.875 - $3.48                     1.35



During 2001, the total expense recognized by the Company for these non-employee warrants was $100,042. No expense was recognized during 2002.

Effective January 1, 2001, the Company re-priced 475,000 options of an employee from $6.00 to $0.313 per share. All other terms of the options remained the same. The options were subsequently exercised during 2001. As a result of re-pricing employee options during 2001 an expense was recognized by the Company amounting to $217,075.


NOTE I - INCOME TAXES

The difference between the statutory federal income tax rate on the Company's pre-tax income and the Company's effective income tax rate is summarized as follows:

                                                                               2002                             2001
                                                                   ----------------------------      -------------------------
                                                                     Amount            Percent         Amount         Percent
                                                                   ----------          --------      ----------      ---------
        U.S. Federal income tax provision (benefit)
           at federal statutory rate                               $(899,658)             (35)%       $ 99,969           35%
        State tax, net of federal tax effect                        (231,341)              (9)          28,755           10
        Non-deductible options and warrants                           10,126                            71,948           25
        Change in valuation allowance                              1,076,000               42         (200,000)         (70)
        Other                                                         44,873                2             (672)
                                                                   ---------             ----         --------         ----
                                                                   $       0                0%        $      0            0%
                                                                   =========             ====         ========         ====


PACIFICHEALTH LABORATORIES, INC.

Notes to Financial Statements
December 31, 2002 and 2001


NOTE I - INCOME TAXES  (CONTINUED)

At December 31, 2002, the Company has $10,861,000 in federal net operating loss carryovers, which can be used to offset future taxable income. The net operating loss carryforwards expire through the year 2022.

The components of the Company's deferred tax assets are as follows:

                                                           2002              2001
                                                       -----------        -----------
          Net operating loss carryforwards             $ 4,066,000        $ 3,035,000
          Deferred charges                                  45,000
          Valuation allowance                           (4,111,000)        (3,035,000)
                                                       -----------        -----------
          Deferred tax asset                           $         0        $         0
                                                       ===========        ===========

NOTE J - MAJOR CUSTOMERS AND CONCENTRATIONS OF CREDIT RISKS

[1]    Concentration of credit risk:

       Financial instruments, which potentially subject the Company to concentrations of credit risk, consist primarily of cash, cash equivalents and trade accounts receivable.

       The Company has concentrated its credit risk for cash by maintaining substantially all of its depository accounts in a single financial institution which exceeded guarantee by the Federal Deposit Insurance Corporation (FDIC) up to $100,000. The financial institution has a strong credit rating, and management believes that credit risk relating to these deposits is minimal.

       The Company does not require collateral on its trade accounts receivable. Historically, the Company has not suffered significant losses with respect to trade accounts receivable.

[2]    Fair value of financial instruments:

       Cash, cash equivalents, accounts receivable, accounts payable and notes payable approximate their fair values due to the short maturity of these instruments.

[3]    Major customers:

       For the year ended December 31, 2002 and 2001, the Company had revenues from two customers which accounted for approximately 53% and 49%, respectively, of total revenue. Accounts receivable outstanding related to these customers at December 31, 2002 and 2001 were $123,444 and $66,261 which amounted to 37% and 34% of total receivable, respectively.

PACIFICHEALTH LABORATORIES, INC.

Notes to Financial Statements
December 31, 2002 and 2001


NOTE K - SEGMENT AND RELATED INFORMATION

In 2002 and 2001 the Company has one reportable segment:

Dietary and nutritional supplements.

The following table presents revenues by region:

                                               2002                 2001
                                           -----------          -----------
          United States                    $ 4,947,328          $ 4,790,991
          Canada                               173,025              104,536

Revenues by product line are as follows:

                           Sports               Weight
                        Performance             Loss            Licensing             Total
                        -----------         -------------      ------------       ------------
          2002          $5,007,513          $    112,840                          $  5,120,353
          2001          $3,578,189          $  1,317,338       $  1,250,000       $  6,145,527


Sales revenues reported for the years ended December 31, 2002 and 2001 are net of credits of $175,319 and $451,137, respectively, for the return of certain products. Returns in 2001 consisted of SATIETROL returned from our largest customer who discontinued selling the product. There was no legal requirement for the Company to accept these credits and returns, but these credits and returns were allowed to enhance ongoing customer relations with that customer.

                                4,992,772 Shares




                        PACIFICHEALTH LABORATORIES, INC.




                                  Common Stock


                                  -------------

                                   Prospectus



                                              , 2003

PART II -- INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law authorizes a corporation to indemnify its directors, officers, employees or other agents in terms sufficiently broad to permit indemnification (including reimbursement for expenses incurred) under certain circumstances for liabilities arising under the Securities Act of 1933.

Our certificate of incorporation, as amended, contains a provision permitted by Delaware law which eliminates the personal liability of our directors for monetary damages for breach or alleged breach of their fiduciary duty of care which arises under state law. Although this does not change the directors' duty of care, it limits legal remedies which are available for breach of that duty to equitable remedies, such as an injunction or rescission. This provision of our certificate of incorporation has no effect on directors' liability for: (1) breach of the directors' duty of loyalty; (2) acts or omissions not in good faith or involving intentional misconduct or known violations of law; and (3) approval of any transactions from which the directors derive an improper personal benefit.

Our amended and restated bylaws contains a provision that provides for the indemnification of any individual who was, is, or is threatened to be made a party, by reason of the fact that the individual is a director or officer of ours or serves in a similar role, to any pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative. Pursuant to this provision, the individual is indemnified against all expenses, liability and loss actually and reasonably incurred to the extent such individual is not otherwise indemnified and to the extent such indemnification is permitted by law.

Insofar as indemnification for liabilities arising under the Securities Act may be allowed to our directors, officers and controlling persons under the forgoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ITEM 25. Other Expenses of Issuance and Distribution*

The following table sets forth all estimated costs and expenses other than underwriting discounts, commissions and expense allowances, payable by us in connection with the maximum offering for the securities included in this registration statement:

SEC registration fee                                          $   344
Blue sky fees and expenses                                    $ 5,000
Printing and shipping expenses                                $ 3,000
Legal fees and expenses                                       $ 7,500
Accounting fees and expenses                                  $ 3,500
Transfer and miscellaneous expenses                           $ 1,000
                                                              -------
      Total                                                   $20,344
                                                              =======

------------
* All expenses are estimated except the Commission filing fee.

ITEM 26. Recent Sales of Unregistered Securities

We sold the following securities in the past three years in transactions not registered under the Securities Act of 1933:

     o In August and September 2003, we sold 3,208,556 shares of common stock, together with warrants exercisable for 1,604,228 shares of common stock to accredited investors in a private placement transaction. The shares and warrants were sold in units of two shares and one warrant. Each warrant is exercisable for one share of common stock. Investors paid $0.935 for each unit, which price represented a 15% discount from the market price of two shares, calculated over a ten day period as of the initial closing. We raised gross proceeds of $575,000 in this transaction. The issuance of these securities was exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) thereof and/or Regulation D promulgated thereunder.

     o As of January 2001, we granted options to purchase 460,000 shares of common stock to our President, Dr. Robert Portman. These options were granted under our Year 2000 Stock Option Plan. These options have an exercise price of $0.313 per share. One-half of these options became exercisable on January 2, 2002 and the other half became exercisable on January 2, 2003. The options expire on December 31, 2006. During the quarter ended June 30, 2001, Dr. Portman exercised options for 475,000 shares of common stock at $0.313 per share. The issuance of these securities was exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) thereof, as the grantee is our executive officer. Subsequent to the grant of the 460,000 options, as of January 1, 2001, we filed a registration statement on Form S-8 relating to the Year 2000 Stock Option Plan, which would cover the issuance of shares upon exercise of these options.

     o In June 2001, we sold 541,711 shares of common stock for aggregate proceeds of $1,500,000 to Glaxo Wellcome International B.V., a Netherlands limited liability company and accredited investor affiliated with Smithkline Beecham, PLC. The sale of these shares was exempt from registration under the Securities Act of 1933 under Section 4(2) thereof and/or Regulation D thereunder. Certificates for the shares bear restrictive legends, the purchaser represented that it was acquiring the shares for investment purposes, and the purchaser was an "accredited investor" as that term is defined in Regulation D. No public solicitation was employed in connection with this transaction.

     o In April 2001, we issued an aggregate of $300,000 in principal of our 10% Promissory Notes Due 2002, together with warrants exercisable for 300,000 shares of common stock at a price of $0.875 per share to accredited investors. The warrants expire three years from issuance. The entire principal of the Notes was repaid in June 2001, and warrants for 150,000 shares were exercised in June 2001 and 50,000 shares were exercised in June 2001 [and] August 2001, respectively. The issuance of these securities was exempt from registration under the Securities Act of 1933 under Section 4(2) thereof and/or Regulation D thereunder. Certificates for the securities bear restrictive legends, the purchasers represented that they were acquiring the shares for investment purposes, and the purchasers all represented that they were "accredited investors" as that term is defined in Regulation D. No public solicitation was employed in connection with this transaction.

ITEM 27. Exhibits

                                                                                            Incorporated
Exhibit No.                Description                                                      by Reference
-----------                ------------                                                     ------------
3.(i)(a)                   Certificate of Incorporation of and all amendments                    A
                           thereto

3.(ii)                     Amended and Restated Bylaws                                           C

3.(i)(b)                   Certificate of Amendment of Certificate of                            H
                           Incorporation

4.1                        Specimen Common Stock Certificate                                     C

4.2                        Stock Purchase Agreement dated June 1, 2001                           E
                           between PacificHealth Laboratories, Inc. and
                           Glaxo Wellcome International B.V.

4.3                        Underwriter's Warrant Agreement and Form of                           C
                           Warrant

4.4                        Form of Securities Purchase Agreement entered into                    *
                           with the Selling Shareholders dated August 26, 2003

4.5                        Form of Registration Rights Agreement entered into                    *
                           with the Selling Shareholders dated August 26, 2003

4.6                        Form of Warrant issued to the Selling Shareholders in                 *
                           connection with Exhibit 4.4 on August 26, 2003.

5                          Opinion of Eckert Seamans Cherin & Mellott, LLC                       *
                           (including consent)

10.1                       Incentive Stock Option Plan of 1995                                   A

10.2                       Employment Agreement between PacificHealth                            C
                           Laboratories, Inc. and Robert Portman
                           effective January 1, 1998

10.3                       Strategic Alliance Agreement between PacificHealth                    A
                           Laboratories, Inc. and the Institute of Nutrition
                           and Food Hygiene

10.4                       Exclusive Licensing Agreement between PacificHealth                   A
                           Laboratories, Inc. and the INFH

10.5                       Shareholders Agreement                                                A

10.6                       2000 Incentive Stock Option Plan                                      D

10.7                       Employment Agreement between PacificHealth                            F
                           Laboratories, Inc. and Robert Portman effective
                           January 1, 2001

10.8                       License Agreement dated June 1, 2001 between                          G
                           PacificHealth Laboratories, Inc. and SmithKline
                           Beecham PLC (d/b/a/ GlaxoSmithKline), redacted
                           to omit trade secret and confidential commercial
                           and financial information

23.1                       Consent of Eckert Seamans Cherin & Mellott, LLC                       *
                           (included in Exhibit 5)

23.2                       Consent of Eisner LLP                                                 *

23.3                       Consent of Larson, Allen, Weishair, & Co., LLP                        *

-----------
*  Filed herewith

A Filed with the registrant's Registration Statement on Form SB-2 (Registration No. 333-36379) (the "1997 SB-2") on September 25, 1997.

B Filed with Amendment No. 1 to the registrant's Registration Statement on Form SB-2 (Registration No. 333-36379) on October 23, 1997

C Filed with Amendment No. 3 to the registrant's Registration Statement on Form SB-2 (Registration No. 333-36379) on December 17, 1997

D Filed with the registrant's Definitive Proxy Statement (Schedule 14A) for its annual meeting held on August 16, 2000 (filed on July 11, 2000).

E Filed with the registrant's Current Report on Form 8-K dated June 1, 2001, filed on June 14, 2001.

F Filed with the registrant's Annual Report on Form 10-KSB for the year ended December 31, 2000 (filed on March 28, 2001).

G Filed with an Amendment to the registrant's Current Report on Form 8-K dated June 1, 2001 (filed July 5, 2001).

H Filed with the registrant's Annual Report on Form 10-KSB for the year ended December 31, 2002 (filed on March 31, 2003).

ITEM 28. Undertakings

The registrant hereby undertakes that it will:

1. File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

         (i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

         (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and

         (iii) Include any additional or changed material information on the plan of distribution.

2. For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

3. File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

                                   SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Matawan, State of New Jersey, on September 26, 2003.


                                             PACIFICHEALTH LABORATORIES, INC.

                                             By: /s/ Robert Portman
                                                --------------------------------
                                                    Robert Portman, President

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Stephen B. Kuchen and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for such person and in his name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement, and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully and to all intents and purposes as he might or could do in person, hereby ratifying and conforming all that said attorneys-in-fact and agents, and any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

Name                                        Title                                       Date
----                                        -----                                       ----
/s/ Robert Portman                          Director, President and CEO                 September 26, 2003
----------------------------                (Principal Executive Officer)
Robert Portman

/s/ Stephen P. Kuchen                       Director, Vice President and CFO,           September 26, 2003
----------------------------                (Principal Financial Accounting
Stephen P. Kuchen                           Officer)


/s/ David I. Portman                        Director and Secretary                      September 26, 2003
----------------------------
David I. Portman

/s/ T. Colin Campbell                       Director                                    September 26, 2003
----------------------------
T. Colin Campbell

/s/ Michael Cahr                            Director                                    September 26, 2003
----------------------------
Michael Cahr


                                  EXHIBIT INDEX

                                                                                            Incorporated
Exhibit No.                Description                                                      by Reference
-----------                ------------                                                     ------------
3.(i)(a)                   Certificate of Incorporation of and all amendments                    A
                           thereto

3.(ii)                     Amended and Restated Bylaws                                           C

3.(i)(b)                   Certificate of Amendment of Certificate of                            H
                           Incorporation

4.1                        Specimen Common Stock Certificate                                     C

4.2                        Stock Purchase Agreement dated June 1, 2001                           E
                           between PacificHealth Laboratories, Inc. and
                           Glaxo Wellcome International B.V.

4.3                        Underwriter's Warrant Agreement and Form of                           C
                           Warrant

4.4                        Form of Securities Purchase Agreement entered into                    *
                           with the Selling Shareholders dated August 26, 2003

4.5                        Form of Registration Rights Agreement entered into                    *
                           with the Selling Shareholders dated August 26, 2003

4.6                        Form of Warrant issued to the Selling Shareholders in                 *
                           connection with Exhibit 4.4 on August 26, 2003.

5                          Opinion of Eckert Seamans Cherin & Mellott, LLC                       *
                           (including consent)

10.1                       Incentive Stock Option Plan of 1995                                   A

10.2                       Employment Agreement between PacificHealth                            C
                           Laboratories, Inc. and Robert Portman
                           effective January 1, 1998

10.3                       Strategic Alliance Agreement between PacificHealth                    A
                           Laboratories, Inc. and the Institute of Nutrition
                           and Food Hygiene

10.4                       Exclusive Licensing Agreement between PacificHealth                   A
                           Laboratories, Inc. and the INFH

10.5                       Shareholders Agreement                                                A

10.6                       2000 Incentive Stock Option Plan                                      D

10.7                       Employment Agreement between PacificHealth                            F
                           Laboratories, Inc. and Robert Portman effective
                           January 1, 2001

10.8                       License Agreement dated June 1, 2001 between                          G
                           PacificHealth Laboratories, Inc. and SmithKline
                           Beecham PLC (d/b/a/ GlaxoSmithKline), redacted
                           to omit trade secret and confidential commercial
                           and financial information

23.1                       Consent of Eckert Seamans Cherin & Mellott, LLC                       *
                           (included in Exhibit 5)

23.2                       Consent of Eisner LLP                                                 *

23.3                       Consent of Larson, Allen, Weishair, & Co., LLP                        *

-----------
*  Filed herewith

A Filed with the registrant's Registration Statement on Form SB-2 (Registration No. 333-36379) (the "1997 SB-2") on September 25, 1997.

B Filed with Amendment No. 1 to the registrant's Registration Statement on Form SB-2 (Registration No. 333-36379) on October 23, 1997

C Filed with Amendment No. 3 to the registrant's Registration Statement on Form SB-2 (Registration No. 333-36379) on December 17, 1997

D Filed with the registrant's Definitive Proxy Statement (Schedule 14A) for its annual meeting held on August 16, 2000 (filed on July 11, 2000).

E Filed with the registrant's Current Report on Form 8-K dated June 1, 2001, filed on June 14, 2001.

F Filed with the registrant's Annual Report on Form 10-KSB for the year ended December 31, 2000 (filed on March 28, 2001).

G Filed with an Amendment to the registrant's Current Report on Form 8-K dated June 1, 2001 (filed July 5, 2001).

H Filed with the registrant's Annual Report on Form 10-KSB for the year ended December 31, 2002 (filed on March 31, 2003).